Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

among

BEACON SALES ACQUISITION, INC.,

SDI HOLDING, INC.,

STOCKHOLDERS

and

WARRANTHOLDERS

of

SDI HOLDING, INC.,

and

BRAZOS PRIVATE EQUITY PARTNERS, LLC

as Sellers’ Representative

August 9, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Definitions
1.2	Accounting Terms

ARTICLE 2 PURCHASE AND SALE
2.1	Purchase and Sale
2.2	Purchase Price
2.3	Certain Definitions
2.4	Estimated Purchase Price; Payment of Indebtedness of Acquired Companies
2.5	Post-Closing Adjustment
2.6	Allocation to Sellers of the Purchase Price
2.7	Escrow

ARTICLE 3 SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
3.1	Authority and Capacity
3.2	Ownership of Securities
3.3	Execution and Delivery; Enforceability
3.4	Noncontravention.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
4.1	Organization and Good Standing
4.2	Capital Stock.
4.3	Noncontravention
4.4	Financial Statements
4.5	Absence of Certain Changes or Events
4.6	Taxes
4.7	Labor Matters
4.8	Employee Benefit Plans and Other Compensation Arrangements
4.9	Environmental Matters
4.10	Permits; Compliance with Laws
4.11	Properties.
4.12	Accounts Receivable
4.13	Inventories
4.14	Intellectual Properties
4.15	Contracts
4.16	Litigation
4.17	Product Warranty
4.18	Brokerage
4.19	Material Suppliers and Customers
4.20	Insurance
4.21	Indebtedness
4.22	No Undisclosed Liabilities
4.23	Banking Relationships

i

4.24	Related Party Transactions
4.25	Rebates
4.26	Certain Payments
4.27	Books and Records; Charter and By-Laws
4.28	Government Contracts
4.29	Costs Associated with Discontinued Operations and Vacant Facilities

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Authority and Organization
5.2	Execution and Delivery; Enforceability
5.3	Governmental Authorities; Consents
5.4	Brokerage
5.5	Financial Capability
5.6	Investment Intent; Restricted Securities

ARTICLE 6 CONDITIONS PRECEDENT
6.1	Conditions to Buyer’s Obligations
6.2	Conditions to Sellers’ Obligations

ARTICLE 7 THE CLOSING

ARTICLE 8 COVENANTS AND AGREEMENTS
8.1	Pre-Closing Covenants and Agreements.
8.2	Miscellaneous Covenants
8.3	Acknowledgements

ARTICLE 9 TERMINATION
9.1	Termination
9.2	Effect of Termination

ARTICLE 10 INDEMNIFICATION
10.1	Indemnification of Buyer
10.2	Limitations on Indemnification of Buyer
10.3	Indemnification of Sellers
10.4	Third Party Claims
10.5	Limitation of Remedies
10.6	Tax Indemnification

ARTICLE 11 CERTAIN DEFINITIONS

ARTICLE 12 CONSTRUCTION; MISCELLANEOUS PROVISIONS
12.1	Notices
12.2	Entire Agreement
12.3	Amendment; Waiver

12.4	WAIVER OF JURY TRIAL
12.5	Binding Effect
12.6	Headings
12.7	Number and Gender; Inclusion; Documents Provided, Delivered or Made Available
12.8	Counterparts, Facsimile and Electronic Signatures
12.9	Third Parties
12.10	Schedules and Exhibits
12.11	Governing Law
12.12	No Assignments
12.13	Sellers’ Representative

Schedules

I	Earn-Out Payment
2.3.1	Working Capital
2.5	Statement of Accounting Principles
2.6	Allocations
3.2	Ownership of Securities
3.4	Noncontravention
4.1	Corporate Information
4.2.1	Capital Stock
4.2.2	Rights With Respect to Stock
4.2.3	Subsidiaries
4.3	Noncontravention
4.5(a)	Absence of Changes
4.5(b)	Capital Expenditures
4.6	Taxes
4.7(a)	Labor
4.7(c)	Labor Disputes
4.7(e)	Labor Claims
4.7(f)	Employees
4.7(g)	Confidentiality Agreements
4.7(h)	At-Will Employment
4.7(i)	Payments
4.7(l)	Employee Indebtedness
4.8(a)	Employee Benefit Plans
4.8(b)	Plan Matters
4.9	Environmental Matters
4.10(a)	Permits
4.10(b)	Compliance
4.11.2	Leased Real Property
4.11.2(a)	Subleases
4.11.2(b)	Vacant Property
4.11.3(a)	Title to Property
4.11.3(b)	Personal Property Leases
4.12	Receivables
4.14(a)	Company Intellectual Property
4.14(b)	Intellectual Property Licenses
4.14(c)	Intellectual Property Matters
4.15(a)	Material Contracts
4.15(b)	Compliance with Contracts
4.16	Litigation
4.17	Product Warranty

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Form of Non-Competition and Confidentiality Agreement for Ron Ross
Exhibit C	Form of Legal Opinion of Counsel to Sellers
Exhibit D	Form of Legal Opinion of Counsel to Buyer

4.19(b)	Significant Customers
4.19(c)	Significant Suppliers
4.20	Insurance
4.21	Indebtedness
4.23	Banking Relationships
4.24	Related Party Transactions
4.28	Government Contracts
4.29	Costs Associated with Discontinued Operations
6.1(h)	Resignations
6.1(j)	Third Party Consents
8.2.13	Letters of Credit

v

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of August 9, 2005, among Beacon Sales Acquisition, Inc., a Delaware corporation (“Buyer”), SDI Holding, Inc., a Delaware corporation (the “Company”), each of the Persons identified on Schedule 4.2.1 as an owner of shares or warrants (each, a “Seller,” and collectively, “Sellers”), and on its own behalf, and on behalf of each Seller, Brazos Private Equity Partners, LLC, a Delaware limited liability company (“Sellers’ Representative”).

RECITALS:

1.                                       Sellers own (i) all of the issued and outstanding shares of capital stock (as more particularly defined in Section 4.2.1, the “Shares”) of the Company; and (ii) all of the issued and outstanding warrants to purchase shares of capital stock of the Company (as more particularly defined in Section 4.2.1, the “Warrants” and, together with the Shares, collectively referred to herein as the “Securities”).

2.                                       The Company owns directly or indirectly all of the issued and outstanding shares of capital stock of each of SDI Acquisition Guarantor, Inc., a Delaware corporation, and Shelter Distribution, Inc., a Delaware corporation (collectively, the “Subsidiaries”).

3.                                       Buyer wishes to buy, and Sellers wish to sell, the Securities on the terms and conditions set forth herein.

4.                                       Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s and Sellers’ entering into this Agreement and incurring the obligations set forth herein, Beacon Roofing Supply, Inc. is entering into a Performance Guaranty.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Sellers and Sellers’ Representative hereby agree as follows:

ARTICLE 1

Definitions

1.1                                 Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 11 or elsewhere herein as indicated in Article 11.

1.2                                 Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1                                 Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the Securities owned by such Seller, as more specifically identified on Schedule 4.2.1 as to each Seller, respectively, the “Seller’s Respective Securities”).

2.2                                 Purchase Price.  The aggregate purchase price for all of the Securities (the “Purchase Price”) shall be an amount equal to:

(a)                                  an amount (the “Base Purchase Price”) equal to:

(i)                                     if the amount of Audited June 30 EBITDA is greater than or equal to Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), One Hundred Fifty Two Million Five Hundred Thousand Dollars ($152,500,000); or

(ii)                                  if the amount of Audited June 30 EBITDA is less than Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) (the amount of such shortfall, if any, being referred to herein as the “EBITDA Shortfall”), an amount equal to the difference of (A) One Hundred Fifty Two Million Five Hundred Thousand Dollars ($152,500,000) minus (B) the product of (x) the EBITDA Shortfall multiplied by (y) 8.5;

(b)                                 plus an amount equal to the Closing Cash (which amount may be a negative amount);

(c)                                  minus an amount equal to the Closing Indebtedness;

(d)                                 minus any amounts to be paid to the Optionholders by the Company pursuant to Section 8.2.8 (the “Optionholders’ Payment”);

(e)                                  minus an amount equal to the Company Transaction Expenses set forth on the Company Transaction Expenses Statement;

(f)                                    plus the amount, if any, by which the Closing Working Capital (as defined in Section 2.3.2) exceeds the Working Capital Target (as defined in Section 2.3.3), or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital; and

(g)                                 plus an amount, if any, equal to the Earn-Out Payment, which shall be calculated and payable in accordance with Schedule I hereto.

The Purchase Price, without taking into account the Earn-Out Payment, is referred to herein as the “Closing Purchase Price.”

2.3                                 Certain Definitions.

2.3.1                        Working Capital.  “Working Capital” of the Acquired Companies is defined on, and shall be calculated in accordance with, Schedule 2.3.1.  Any additional accounts opened in the general ledgers of the Acquired Companies after the date hereof with respect to any category of asset or liability included on Schedule 2.3.1 shall be included in the calculation of Working Capital consistent with the calculation set forth on Schedule 2.3.1.

2.3.2                        Closing Working Capital.  “Closing Working Capital” means the Working Capital of the Acquired Companies determined on a consolidated basis as of 12:01 a.m. on the Closing Date, as reflected on the Final Adjustment Statement.

2.3.3                        Working Capital Target.  “Working Capital Target” means Forty Four Million Sixty Two Thousand Dollars ($44,062,000).

2.4                                 Estimated Purchase Price; Payment of Indebtedness of Acquired Companies.

2.4.1                        Estimated Purchase Price.  No later than four (4) Business Days before the Closing, Sellers’ Representative, on behalf of all Sellers, shall deliver to Buyer its good faith calculation of Audited June 30 EBITDA and the Base Purchase Price, which shall be used in calculating the Closing Purchase Price, and a good faith estimate of each of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, in accordance with Section 2.5.1 based upon the most recent ascertainable financial information available, and shall execute a certificate setting forth such amounts (the “Closing Certificate”).  Not later than two (2) Business Days before the Closing, Buyer shall notify Sellers’ Representative in writing whether it objects to any of Sellers’ Representative’s estimates of the Closing Cash, the Closing Indebtedness or the Closing Working Capital.  Any such objection must be a reasonable, good-faith objection and must (a) include the reasons for such objection with particularity and (b) involve a disputed amount that represents at least ten percent (10%) of one or more of such estimates of Closing Cash, Closing Indebtedness or Closing Working Capital.  If Sellers’ Representative does not agree with Buyer’s objection, or if Buyer and Sellers’ Representative are otherwise unable to agree on one or more of the estimates of the Closing Cash, the Closing Indebtedness or the Closing Working Capital by noon, Dallas, Texas, time, on the Business Day before Closing, then, (a) in the event of a disagreement regarding the estimate of the Closing Cash, “Estimated Closing Cash” shall be equal to the amount of Cash as of the end of the monthly period most recently preceding the Closing Date for which the Company’s internally prepared financial statements are available, as determined from such financial statements; (b) in the event of a disagreement regarding the estimate of the Closing Indebtedness, “Estimated Closing Indebtedness” shall be equal to the sum of (1) the amounts set forth in the Pay-Off Documents, plus (2), with respect to the components of the Closing Indebtedness not set forth in the Pay-Off Documents, the amount of such Indebtedness of the Acquired Companies as of the end of the monthly period most recently preceding the Closing Date for which the Company’s internally prepared financial statements are available, as determined from such financial statements; and (c) in the event of a disagreement regarding the estimate of the Closing Working Capital, “Estimated Closing Working Capital” shall be equal to the amount of Working Capital of the Acquired Companies as of the end of the monthly period most recently preceding the Closing Date for which the Company’s internally prepared financial statements are available, as determined from such financial statements. In the event that Buyer does not object (or objects but then later drops the objection) to Sellers’ Representative’s estimates of the Closing Cash, the Closing

Indebtedness or the Closing Working Capital, then such estimates set forth on the Closing Certificate that are not the subject of an objection shall be the “Estimated Closing Cash,” “Estimated Closing Indebtedness,” and “Estimated Closing Working Capital,” as applicable. In the event that Buyer objects to one or more of Sellers’ Representatives’ estimates set forth in the Closing Certificate and Buyer and Sellers’ Representative subsequently agree upon an estimate that had been the subject of an objection, then such agreed-upon estimate shall be the “Estimated Closing Cash,” “Estimated Closing Indebtedness,” or “Estimated Closing Working Capital,” as applicable.  As used herein, “Estimated Purchase Price” means an amount equal to the Closing Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that Audited June 30 EBITDA and the Base Purchase Price are as calculated by Sellers’ Representative, the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) less the Escrowed Funds (the “Closing Date Payment”) to Sellers by means of a wire transfer of immediately available cash funds to an account or accounts as directed by Sellers’ Representative not later than three (3) Business Days prior to the Closing (the “Sellers’ Account”); (b) pay the Escrowed Funds to the Escrow Agent; and (c) pay the Optionholders’ Payment to the Company.

2.4.2                        Payment of Indebtedness of the Acquired Companies.  Buyer will pay, or cause to be paid, in full at or immediately following the transaction contemplated by this Agreement, the Estimated Closing Indebtedness as of the Closing Date of the Acquired Companies.  In order to facilitate such repayment, no later than three (3) Business Days before the Closing, Sellers’ Representative shall cause the Acquired Companies to obtain payoff letters for the repayment of such Indebtedness of the Acquired Companies, which payoff letters will be in a commercially reasonable form reasonably acceptable to Buyer and Buyer’s lenders and shall indicate that the Acquired Companies’ lenders have agreed to release immediately all applicable Liens relating to the assets and properties of the Acquired Companies, including the redelivery of all stock certificates held pursuant to any such terminated stock pledge agreements (collectively, the “Pay-Off Documents”).

2.4.3                        Payment of Company Transaction Expenses.  Buyer will pay, or cause to be paid, in full at the Closing, the Company Transaction Expenses as set forth on the Company Transaction Expense Statement in accordance with the instructions provided in the Company Transaction Expense Statement. In order to facilitate such payment, no later than three (3) Business Days before the Closing, Sellers’ Representative shall provide Buyer with a true, complete and correct list (the “Company Transaction Expense Statement”) of the amount of the unpaid fees, expenses and other similar amounts arising from the provision of services prior to the Closing that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Acquired Companies or any Seller in connection with this Agreement, the Non-Compete Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including without limitation any investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees or fees paid to any Governmental Entity or third party (collectively, the “Company Transaction Expenses”), and the name of the persons to whom such payments are to be made and wiring instructions for the recipients of such payments.

2.4.4                        Withholding.  The Company shall deduct and withhold from the consideration payable to the Optionholders pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholders.

2.5                                 Post-Closing Adjustment.

2.5.1                        Adjustment Statement Preparation.  Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative, on behalf of Sellers, (a) a consolidated balance sheet of the Acquired Companies as of 12:01 a.m. on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the 2004 Audited Financial Statements as modified by the Statement of Accounting Principles attached hereto as Schedule 2.5 and in accordance with Schedule 2.3.1 (the “Closing Balance Sheet”), (b) a statement based on such balance sheet setting forth the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital of the Acquired Companies, on a consolidated basis, respectively, as of the Closing (the “Preliminary Adjustment Statement”), (c) a statement setting forth Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price, and (d) based on the Closing Cash, the Closing Indebtedness and the Closing Working Capital reflected on the Preliminary Adjustment Statement and Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price, Buyer’s written calculation of the Closing Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Closing Purchase Price (“Preliminary Post-Closing Adjustment”).  In preparing the Closing Balance Sheets and the Preliminary Adjustment Statement and in calculating the Audited June 30 EBITDA and the Base Purchase Price: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date or any other transactions entered into by any of Sellers, Sellers’ Representative, Buyer, or the Acquired Companies in connection with the consummation of the transactions contemplated hereby shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of business shall be continued as a going concern; and (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to any of the Acquired Companies or its respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Closing Purchase Price hereunder.

2.5.2                        Review by the Sellers’ Representative.  Sellers’ Representative shall review the Closing Balance Sheet, the Preliminary Adjustment Statement, Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative reasonably believes that any of them was not prepared in accordance with the terms of this Agreement, Sellers’ Representative shall so notify Buyer in writing no later than thirty (30) days after Sellers’ Representative’s receipt thereof, setting forth in such notice Sellers’ Representative’s objection or objections to the Preliminary Adjustment Statement, Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments that Sellers’ Representative claims are required to be made thereto in order to conform the same to the terms of this Agreement.  Any notice of objection delivered pursuant to this Section 2.5.2 shall specify in reasonable detail the nature of any disagreement so asserted.

2.5.3                        Adjustment Statement Dispute Resolution.  If Sellers’ Representative notifies Buyer of an objection to the Closing Balance Sheet, the Preliminary Adjustment Statement, Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price or the Preliminary Post-Closing Adjustment pursuant to Section 2.5.2, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within thirty (30) days after Sellers’ Representative’s delivery of such written notice of objection, then, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the New York office of Deloitte Touche Tohmatsu (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Closing Balance Sheet, the Preliminary Adjustment Statement, the calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment within thirty (30) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates.  Buyer and Sellers shall each make readily available to the Independent Accountants all relevant work papers and books and records relating to the Acquired Companies, the Closing Balance Sheet, the Preliminary Adjustment Statement, the calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment as are requested by the Independent Accountants and shall use commercially reasonable efforts to cooperate with the Independent Accountants in resolving any disputed matters.  The fees and expenses of the Independent Accountants shall be allocated between Sellers and Buyer so that Sellers’ share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Sellers (as determined by the Independent Accountants) and the denominator of which is the total amount of such disputed items so submitted.

2.5.4                        Final Adjustment Statement and Post-Closing Adjustment.  The Closing Balance Sheet, the Preliminary Adjustment Statement, the calculations of Audited June 30 EBITDA, the Base Purchase Price and the Preliminary Post-Closing Adjustment shall become the “Final Closing Balance Sheet,” the “Final Adjustment Statement,” the final calculations of Audited June 30 EBITDA and the Base Purchase Price (the “Final Calculations”) and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)                                  the mutual acceptance by Buyer and Sellers’ Representative of the Closing Balance Sheet, the Preliminary Adjustment Statement, the Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;

(b)                                 the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Closing Balance Sheet, the Preliminary Adjustment Statement, the Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.5.2; or

(c)                                  the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.5.3 together with revisions of the Closing Balance Sheet, the Preliminary Adjustment Statement, the Buyer’s calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment.

2.5.5                        Adjustment of Closing Purchase Price.  If the Closing Purchase Price minus the Estimated Purchase Price is a positive number, then (a) Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Escrowed Funds to Sellers’ Representative and (b) Buyer shall pay the amount of the Final Post-Closing Adjustment to Sellers’ Representative.  If the Closing Purchase Price minus the Estimated Purchase Price is a negative number, then (a) if the Escrowed Funds exceed the amount of the Final Post-Closing Adjustment, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent (i) to pay such excess to Sellers’ Representative and (ii) to pay the remainder of the Escrowed Funds to Buyer, and (b) if the amount of the Final Post-Closing Adjustment exceeds the Escrowed Funds, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Escrowed Funds to Buyer, and Sellers, in accordance with the allocations set forth on Schedule 2.6, shall be jointly and severally liable to pay the amount of such excess to Buyer.  Payments to Sellers’ Representative pursuant to this Section 2.5.5 shall be by wire transfer of immediately available funds to the Sellers’ Account, and payments to Buyer pursuant to this Section 2.5.5 shall be by wire transfer of immediately available funds to an account designated by Buyer.  Payments pursuant to this Section 2.5.5 shall be made no later than three (3) Business Days after the Closing Balance Sheet, the Preliminary Adjustment Statement, the calculations of Audited June 30 EBITDA and the Base Purchase Price and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement, the Final Closing Balance Sheet, the Final Calculations and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.5.4.  Payments pursuant to this Section 2.5.5 shall be made together with an amount equal to the equivalent of interest thereon at a rate equal to eight percent (8%) per annum for the period from the Closing Date to the date of the payment calculated on the basis of a 365-day year and the actual number of days elapsed.  For Tax purposes, any payment by Buyer or Sellers under this Agreement, including pursuant to Article 10, shall be treated as an adjustment to the Purchase Price.

2.6                                 Allocation to Sellers of the Purchase Price.  The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Section 2.5.5) into the Sellers’ Account or to Sellers’ Representative shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder and Buyer shall have no further liability with respect thereto.  After such payment by Buyer, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller such Seller’s share of the Purchase Price from the Sellers’ Account.  The Purchase Price and any collective obligations of Sellers, including, without limitation, payment of transaction fees and expenses, shall be allocated among Sellers in accordance with Schedule 2.6.  The portion of the Purchase Price allocated to each Seller (net of obligations and any reserves or holdbacks established pursuant to this Agreement, the Escrow Agreement, or by Sellers’ Representative in its sole discretion) shall be paid and distributed to such Seller by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to, on, or after the Closing.  At the Closing, Sellers agree that Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Seller’s pro-rata portion of any fees or expenses incurred by or on behalf of Sellers in connection with the transactions contemplated hereby.  Nothing in this Section 2.6 is intended or shall be construed to confer on any Seller any rights against Buyer in respect of the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of same into the Sellers’ Account.

2.7                                 Escrow.  At the Closing, Buyer, Sellers’ Representative and Wells Fargo Bank, N.A. (the “Escrow Agent”) shall enter into an escrow agreement, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), pursuant to which Two Million Dollars ($2,000,000) of the Estimated Purchase Price (the “Escrowed Funds”) shall be deposited into escrow for the purpose of securing any purchase price adjustment obligations of Sellers under Section 2.5 of this Agreement.

ARTICLE 3

Sellers’ Representations and Warranties Concerning the Transaction

Each Seller severally represents and warrants to Buyer that, except as set forth on the Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement with respect to such Seller.  No Seller makes any representation or warranty in this Article 3 with respect to any other Seller.  The Schedule is numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement.

3.1                                 Authority and Capacity.  Seller possesses all requisite power and authority, including full legal capacity, if applicable, to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller in connection herewith, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller, and the consummation by Seller of the transactions contemplated herein and therein, have been duly authorized by all necessary action of Seller.  If Seller is not a natural person, Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2                                 Ownership of Securities.  Except as set forth on Schedule 3.2, Seller is the beneficial and record owner and has good and marketable title to all of such Seller’s Respective Securities, free and clear of all Liens.

3.3                                 Execution and Delivery; Enforceability.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

3.4                                 Noncontravention.

(a)                                  Except as set forth on Schedule 3.4 and the applicable requirements of the HSR Act: (i) Seller is not required to submit any notice, report or other filing with any governmental authority in connection with Seller’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party pursuant to any contract to which Seller is a party, and (iii) no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.

(b)                                 The execution and delivery by Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) conflict with or violate, in the case of any Seller that is not a natural person, the organizational documents of Seller, or (ii) conflict with or violate any Laws applicable to Seller.

ARTICLE 4

Representations and Warranties Concerning the Acquired Companies

The Company represents and warrants to Buyer that, except as set forth on the Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement.  The Schedule is numbered to correspond to the various sections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement.

4.1                                 Organization and Good Standing.  Each of the Acquired Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  Schedule 4.1 sets forth the name of each Acquired Company and its state of incorporation.  Each of the Acquired Companies has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed.  Schedule 4.1 sets forth a true and complete list of: (a) all jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign corporation and (b) all directors and officers of each of the Acquired Companies.  Each of the Acquired Companies has delivered to Buyer a true, complete and correct copy of the Certificate of Incorporation and the Bylaws, each as currently in effect, for each of the Acquired Companies.

4.2                                 Capital Stock.

4.2.1                        The Company.  The total number of shares of capital stock of all classes which the Company has the authority to issue is fifty million (50,000,000) consisting of five million (5,000,000) shares of preferred stock, par value $0.01 per share, and forty-five million (45,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).  Of such authorized shares, a total of 39,816,306 shares of Common Stock are issued and outstanding (each, a “Share,” and collectively, the “Shares”) and are owned of record by Sellers in the respective amounts set forth on Schedule 4.2.1.  In addition, stock options to purchase 4,113,500 shares of Common Stock of the Company (the “Stock Options”) are owned by holders of such Stock Options (the “Optionholders”) in the respective amounts set forth on Schedule 4.2.1 and warrants to purchase 2,458,277 shares of Common Stock of the Company (the “Warrants”) are owned by the holders of such Warrants (the “Warrantholders”) in the respective amounts set forth on Schedule 4.2.1.  All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.  All of the Warrants and Stock Options have been duly authorized, and were delivered in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.

4.2.2                        Rights With Respect to Stock.  Except for the Stock Options and Warrants and as set forth in Schedule 4.2.2, (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Acquired Companies, and (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Acquired Companies to issue or sell any shares of capital stock of the Acquired Companies to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of the Acquired Companies, or any other similar right, security, instrument or agreement).

4.2.3                        Subsidiaries.  The capitalization of each Subsidiary is set forth in Schedule 4.2.3.  The outstanding capital stock of each Subsidiary is owned directly or indirectly by the Company, has been duly authorized and validly issued and is fully paid and nonassessable.

4.3                                 Noncontravention.  Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or been terminated, except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by the Company and Sellers and consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of any of the Acquired Companies, (b) result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, or require the authorization, consent or approval from any third party under, any Material Contract, (c) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to the Acquired Companies, or (d) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which any of the Acquired Companies is subject.

4.4                                 Financial Statements.  The Company has provided to Buyer true, complete and correct copies of the audited consolidated financial statements of the Company (consisting of the audited consolidated balance sheets of the Company and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow of the Company) as of and for the five month period ending December 31, 2002 and as of and for the fiscal years ended December 31, 2003 and 2004 (collectively, the “Audited Financial Statements”), and the unaudited consolidated financial statements of the Company (consisting of the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flow of the Company)  as of and for the six (6) month period ended June 30, 2005 (the “Interim Financial Statements”).  The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended.  The Interim Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date indicated and the results of operations for the period then ended, subject to (a) normal year end adjustments, and (b) the absence of disclosures normally made in footnotes.  The balance sheet as of June 30, 2005, which is included in the Interim Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

4.5                                 Absence of Certain Changes or Events.

(a)                                  Except as disclosed in Schedule 4.5(a), since January 1, 2005, there has been no Material Adverse Change and the Acquired Companies have conducted their respective businesses only in the ordinary course consistent with past practice, and nothing has occurred that would have been prohibited by Section 8.1.1 if the terms of such section had been in effect as of and after January 1, 2005.  In addition to the foregoing, except as set forth in Schedule 4.5(a), since January 1, 2005:

(i)                                     none of the Acquired Companies have purchased an equity interest in, or substantially all the assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(ii)                                  there has not been any material change in the Tax reporting or accounting policies or practices of any of the Acquired Companies, and none of the Acquired Companies has settled or compromised any material Tax liability or made any material Tax election;

(iii)                               none of the Acquired Companies has incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.21, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt owed to it or released any Claim possessed by it, other than in the ordinary course of business, except for any Indebtedness or Claims that are reflected in the Audited Financial Statements or the Interim Financial Statements, as the case may be;

(iv)                              none of the Acquired Companies has suffered any damage, destruction or other casualty loss of or to any tangible asset or assets having a value in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate and none of the Acquired Companies has failed to maintain its respective assets in substantially their current state of repair, normal wear and tear excepted;

(v)                                 none of the Acquired Companies has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(vi)                              none of the Acquired Companies has made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the ordinary course of business to employees with base compensation less than Fifty Thousand Dollars ($50,000) per year, and none of the Acquired Companies has materially amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(vii)                           none of the Acquired Companies has sold, assigned, transferred or subjected to any Lien, or have committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of Fifty Thousand Dollars ($50,000), except for sales of inventory in the ordinary course of business and except for Permitted Liens;

(viii)                        through June 30, 2005, none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any individual asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;

(ix)                                there has not been any declaration, setting aside or payment of any dividend or any other payment or distribution in respect of any of the Acquired Companies’ capital stock, except for distributions from one Acquired Company to another Acquired Company;

(x)                                   none of the Acquired Companies has canceled, compromised, waived or released any right or Claim outside the ordinary course of business, and

(xi)                                none of the Acquired Companies has amended its organizational documents; merged or consolidated with or into, or acquired any equity interest in, any other legal entity; dissolved; or liquidated.

(b)                                 Except as set forth in Schedule 4.5(b), from January 1, 2005 through June 30, 2005, the Acquired Companies have made capital expenditures in an aggregate amount which is not less than the amount contemplated by the Acquired Companies’ current fiscal year capital expenditure budget for such period, a copy of which is attached as Schedule 4.5(b).  The Acquired Companies have only committed to make or otherwise incur capital expenditures after June 30, 2005 in the amounts set forth and for the expenditures described on Schedule 4.5(b).

4.6                                 Taxes.  All Taxes owed by any of the Acquired Companies have been paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of the Acquired Companies.  All material Tax Returns required to be filed by the Acquired Companies have been duly and timely filed (taking account of extensions) and are true, correct and complete in all material respects.  Except as set forth on Schedule 4.6, there are no Tax Claims, audits or proceedings pending or, To the Company’s Knowledge, threatened in connection with the Acquired Companies.  There are not currently in force any waivers or agreements binding upon the Acquired Companies for the extension of time for the assessment or payment of any Tax.  Each of the Acquired Companies has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.  Except as set forth on Schedule 4.6, none of the Acquired Companies is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes.  None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was an Acquired Company) nor have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.7                                 Labor Matters.

(a)                                  Each Acquired Company has complied with all laws, regulations, and ordinances relating to the employment of labor in all material respects, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances.  Except as disclosed on Schedule 4.7(a), no Acquired Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by them.  There are and have been no strikes, slowdowns, work stoppages or lockouts, by or with respect to any of the employees of any Acquired Company in connection with the operation of the Business.  Except as set forth on Schedule 4.7(a), the Acquired Companies have not agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of any of the Acquired Companies.  Except as set forth on Schedule 4.7(a), there is no current union representation matter involving employees of any Acquired Company, and, To the Company’s Knowledge, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees.

(b)                                 No employee of any of the Acquired Companies is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any of the Acquired Companies, and To the Company’s Knowledge, any other Person, that materially adversely affects or will materially adversely affect the performance of the employee’s duties as an employee of the Acquired Company following the Closing.

(c)                                  Except as set forth on Schedule 4.7(c), there is not presently pending any  (i) picketing or employee grievance process, charge, grievance proceeding, arbitration proceeding, or other Claim against or affecting any of the Acquired Companies, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental entity; or (ii) labor or employment dispute against or affecting any of the Acquired Companies.  To the Company’s Knowledge, none of the aforementioned actions or activities are overtly threatened.

(d)                                 To the Company’s Knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Acquired Companies or any of its material customers or suppliers.  There is no lockout of any employee of any of the Acquired Companies contemplated by any of the Acquired Companies.

(e)                                  Except as set forth on Schedule 4.7(e), no employee of any of the Acquired Companies has any Claim against any of the Acquired Companies or any of the Acquired Companies’ officers, directors, or managers, or, To the Company’s Knowledge, any threatened Claim (whether under law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salaries, bonuses or commissions, other than wages or salaries for the current payroll period, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve (12) month period immediately prior to the date of this Agreement, (iv) employee benefits, (v) alleged unlawful, unfair, wrongful, retaliatory, or discriminatory employment or labor practices, (vi) alleged breach of contract arising under an individual agreement or any other employment covenant whether express or implied, (vii) alleged violation of any statute, ordinance, contract or regulation regarding minimum wages or maximum hours of work, (viii) alleged violation of occupational safety and health standards, (ix) alleged tort violations, or (x) alleged violations of plant closing and mass layoff, immigration, workers’ compensation, disability discrimination, unemployment compensation, protected leave, whistleblower laws, or other employment or labor relations laws.  The Acquired Companies have made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental entity with respect to their employees and such accounts have positive balances.

(f)                                    Schedule 4.7(f) contains a true and correct list of all employees of the Acquired Companies as of the date of this Agreement whose annual compensation exceeds $50,000, together with their respective base salaries, bonuses, and positions.  Schedule 4.7(f) correctly states the number of employees laid off by any of the Acquired Companies in the ninety (90) days preceding the date hereof.  To the Company’s Knowledge, all employees of any of the Acquired Companies are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each employee.

(g)                                 Schedule 4.7(g) lists the names of the employees of the Acquired Companies and former employees of the Acquired Companies who have (or have had) access to confidential or proprietary information of the Acquired Companies who have executed confidentiality and assignment of inventions documentation.

(h)                                 Except as set forth in Schedule 4.7(h), the employment of each employee of any of the Acquired Companies is terminable at will without cost to any of the Acquired Companies except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay.  Except as set forth on Schedule 4.7(h), no employee of the Acquired Companies or former employee has any right to be rehired by the Acquired Companies prior to their hiring a Person not previously employed by the Acquired Companies.

(i)                                     Except as set forth in Schedule 4.7(i), all employees of the Acquired Companies have been or will have been on or before the Closing, paid in full by the Acquired Companies for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Working Capital.

(j)                                     All independent contractors who have worked for the Acquired Companies since July 31, 2002 are and have been properly classified as independent contractors pursuant to all applicable regulations.  The Acquired Companies have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(k)                                  As of the date hereof, no employee with the title of president, executive vice president, vice president, regional credit manager, regional controller, or branch manager of any of the Acquired Companies has notified the Company in writing that such Person intends to terminate employment with any Acquired Company prior to or following the Closing.  The Acquired Companies have not taken any action which was calculated to dissuade any present employees, representatives or agents of the Acquired Companies from continuing their employment with the Acquired Companies following the Closing.

(l)                                     Schedule 4.7(l) sets forth all indebtedness for borrowed money or other monetary obligations owed to the Acquired Companies by any present or former officer, director, partner, member, employee or shareholder of the Acquired Companies.

4.8                                 Employee Benefit Plans and Other Compensation Arrangements.  Set forth on Schedule 4.8(a) is a list of all employee benefit plans and arrangements currently maintained or contributed to by any of the Acquired Companies or any ERISA Affiliate, including employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock based plans, bonus or profit sharing plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation, paid time off and salary continuation policies, life insurance arrangements, and employment, retention, severance and change in control agreements, whether or not described in Section 3(3) of ERISA (collectively, the “Benefit Plans”).  There is no entity other than a Subsidiary that would be considered an ERISA Affiliate (i.e., an entity under “common control” with any Acquired Company as determined under Section 414(b), (c), (m) or (o) of the Code.  Except as set forth on Schedule 4.8(a), the Company has delivered to Buyer copies of all Benefit Plans, including plan documents and all amendments thereto, plan agreements, trust agreements, insurance policies, annuity contracts, summary plan descriptions, IRS determination letters, actuarial reports, service agreements, audit reports and filed annual reports on Form 5500 for each of the three most recent plan years.  Except as set forth on Schedule 4.8(b):

(a)                                  none of the Benefit Plans is (i) a “multiemployer plan” (as defined in Title I or Title IV of ERISA) (ii) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code;

(b)                                 each of the Benefit Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification with respect to GUST (as defined in Revenue Procedure 2002-6) and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

(c)                                  all of the Benefit Plans have been operated in compliance in all material respects with their respective terms, and all contributions and payments required under the terms of the Benefit Plans have been timely made and to the extent unpaid, are reflected on the Acquisition Balance Sheet;

(d)                                 there are no pending or, To the Company’s Knowledge, threatened Claims involving any Benefit Plan (other than routine Claims for benefits), and no audits, inquiries, reviews, or Claims are pending with any governmental agency;

(e)                                  no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would give rise to material liability on the part of any Acquired Company and no breaches of fiduciary duty have occurred which are reasonably expected to give rise to liability on the part of any Acquired Company;

(f)                                    except with respect to the Stock Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination or constructive termination of employment which may occur on or after the Closing, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits and none of the Benefit Plans otherwise limits or restricts the Company’s ability to terminate the employment of any employee for any reason with no liability;

(g)                                 none of the Benefit Plans provides medical benefits to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code);

(h)                                 none of the Acquired Companies maintains any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination or constructive termination of employment which may occur on or after the Closing; and

(i)                                     there has been no amendment to, or announcement by the Company, any Acquired Company or Sellers relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

4.9                                 Environmental Matters.  Except as otherwise disclosed on Schedule 4.9:

(a)                                  there has been no generation, production, management, Treatment, Storage or Disposal of any Hazardous Material by any Acquired Company at, on, under or from any of the Leased Real Property or properties formerly owned, leased or operated by any Acquired Company, except in accordance with applicable Environmental Laws;

(b)                                 To the Company’s Knowledge, there has been no generation, production, management, Treatment, Storage or Disposal of Hazardous Material by any other Person at, on, under or from any of the Leased Real Property, or properties formerly owned, leased or operated by any Acquired Company that may give rise to material liability under any Environmental Law for any Acquired Company;

(c)                                  there are no underground storage tanks or related piping, or surface impoundments located on, under or at any of the Leased Real Property, and none of the Acquired Companies has removed or caused any such tank or piping to be removed from any Leased Real Property;

(d)                                 there are no Hazardous Materials that are in a condition or location that could reasonably be expected to require remediation by any Acquired Company under any Environmental Law or give rise to a material Claim against any Acquired Company for damages or compensation under Environmental Laws.

(e)           each of the Acquired Companies is and has been in compliance in all material respects with all Environmental Laws, and possesses all licenses, permits, permanent certificates of occupancy, authorizations and certificates from any governmental authority which are required under Environmental Laws, with respect to the operation of its business as currently conducted (collectively, “Environmental Permits”);

(f)                                    no Acquired Company has received any notice of any actual, alleged or potential noncompliance with, liability under, or claimed violation of, any Environmental Laws, or any Environmental Permit;

(g)                                 no Acquired Company has received any notification from any source advising the Acquired Company that:  (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any Leased Real Property or other real property previously owned, operated or leased by it, is identified or proposed for listing as a federal National Priorities List (“NPL”)(or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Material is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

(h)                                 there are no ongoing, or To the Company’s Knowledge, planned, environmental investigations, assessments, remediations or other Hazardous Waste response actions relating to any Acquired Company or Leased Real Property.

The representations and warranties contained in this Section 4.9 shall be the exclusive representations and warranties with respect to Environmental Laws, Environmental Permits and Hazardous Substances.

4.10                           Permits; Compliance with Laws.  Except as set forth on Schedule 4.10(a), each of the Acquired Companies is and has been in compliance in all material respects with all applicable Laws, and possess all material licenses, permits, permanent certificates of occupancy, authorizations and certificates from any governmental authority which are required under applicable Laws, with respect to the operation of its business as currently conducted (collectively, “Permits”) and except as set forth on Schedule 4.10(b), since July 31, 2002, none of the Acquired Companies has received any written notice from any Person alleging any material noncompliance with any applicable Law or Permit.

4.11                           Properties.

4.11.1                  Owned Real Property.  The Acquired Companies own no real property.

4.11.2                  Leased Real Property.  (a) Schedule 4.11.2 identifies all real property presently leased or subleased to any of the Acquired Companies (the “Leased Real Property”).  The leases relating to the Leased Real Property are collectively referred to as the “Leases”;

(b)                                 complete and accurate copies of each of the Leases have been made available to Buyer, and none of the Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer;

(c)                                  the Acquired Companies have a leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens;

(d)                                 the Leases are legal, valid, binding, enforceable and in full force and effect and the Acquired Companies hold an existing leasehold interest for the term set forth in its corresponding Lease;

(e)                                  no monetary default exists under any of the Leases and no action has been taken or omitted by the Acquired Companies and, To the Company’s Knowledge, no

other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that would be reasonably expected to have a Material Adverse Effect, whether arising by, through or under the Acquired Companies, or any landlord or otherwise;

(f)                                    none of the Leases have, in turn, been leased, subleased or otherwise assigned to a third party except as identified on Schedule 4.11.2(a);

(g)                                 none of the Leased Real Property leased is vacant or unoccupied, except as identified on Schedule 4.11.2(b);

(h)                                 each landlord under the Leases has satisfied all of the delivery, build-out and construction requirements under the Leases;

(i)                                     there are no options, rights of first offer or rights of first refusal to purchase any of the Leased Real Property or any portion thereof or interest therein;

(j)                                     there are no service contracts, maintenance contracts, security contracts or other agreements entered into by the Acquired Companies relating to the Leased Real Property which will survive the Closing;

(k)                                  the Acquired Companies have not received a notice of the intention of any party to terminate any Lease;

(l)                                     there are no Claims for which the Acquired Companies are responsible relating to fire, zoning, building or health code violations of the Leased Real Property, which have not been heretofore corrected; and

(m)                               no Hazardous Materials have been released by, through or under the Acquired Companies at, in or on the Leased Real Property.  The Acquired Companies have no notice that the Leased Real Property is in violation of applicable environmental laws and no actual knowledge of the presence of any Hazardous Materials at the Leased Real Property.

4.11.3                  Title to Property; Sufficiency of Assets.  The Acquired Companies own all of the Company Property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business, since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described on Schedule 4.11.3(a), and except for Permitted Liens.  The condition of the Company Property is sufficient, in all material respects, for the operation of the business as currently conducted by the Acquired Companies.  The Company Property is adequate to conduct the business of the Acquired Companies as it is presently being conducted and, other than assets that the Acquired Companies have rights under outstanding leases or licenses, which leases and licenses are disclosed on Schedule 4.11.3(b), no other assets necessary to conduct the business of the Acquired Companies as it is presently conducted are owned by any Affiliates of Sellers or the Acquired Companies or any third party and no assets necessary to conduct such business as it is presently conducted have been distributed to any Affiliate of Sellers or the Acquired Companies or any third party.  Except for the personal property leases indicated on Schedule 4.11.3(b), no Person, other than the Acquired Companies, owns or primarily utilizes any material equipment of the Company or the Subsidiaries.

4.12                           Accounts Receivable.  The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Acquired Companies (the “Receivables”) represent valid obligations of the Acquired Company’s customers arising from bona fide sales of goods and services in the ordinary course of business.  The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) normal year-end adjustments, and (b) the absence of disclosures normally made in footnotes.  Schedule 4.12 contains a list of the Receivables as of June 30, 2005.  Except as set forth on Schedule 4.12, as of the date hereof, the Acquired Companies have not received any notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any material amount of Receivables and To the Company’s Knowledge no such Claim has been threatened.

4.13                           Inventories.  All inventory of the Acquired Companies (“Inventory”) consists of items saleable in the normal course of business, except for obsolete or slow-moving materials, all of which have been written down to net realizable value in accordance with GAAP.  All Inventory is located on the Leased Real Property (as defined herein).  The Acquired Companies have no outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

4.14         Intellectual Properties.  Schedule 4.14(a) sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property and all Internet domain names included in the Company Intellectual Property.  Schedule 4.14(a) also sets forth a complete and correct list of all unregistered trademarks, service marks, trade names, unregistered copyrights, corporate names, logos and slogans, and software included in the Company Intellectual Property, in each case that are material to the operation of the Acquired Companies’ business.  Schedule 4.14(b) sets forth all written licenses (other than licenses for Computer Software) pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other agreements under which the Acquired Companies grant or receive any rights to Intellectual Property.  Schedule 4.14(b) also sets forth a list of all licenses for Computer Software (excluding Desktop Software) with license or user-fees in excess of $10,000.  Except as set forth in Schedule 4.14(c):

(a)                                  the Acquired Companies own and possess all, right, title and interest in and to, or have a valid and enforceable right or license to use the Company Intellectual Property as currently being used, and the consummation of the transaction contemplated by this Agreement will not conflict with, alter or impair any such rights;

(b)                                 except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements identified on Schedule 4.14(b) applicable thereto;

(c)                                  the Company Intellectual Property owned by any of the Acquired Companies and, To the Company’s Knowledge, the Company Intellectual Property used by any of the Acquired Companies, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

(d)                                 (i) none of the Acquired Companies has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) the conduct of the businesses as currently conducted by each Acquired Company does not infringe upon any Intellectual Property owned or controlled by any third party; and (iii) none of the Acquired Companies has received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(e)                                  To the Company’s Knowledge: (i) no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property; and (ii) no such Claims have been brought or threatened against any third party by any of the Acquired Companies;

(f)                                    (i) all licenses listed on Schedule 4.14(b) are in full force and effect and, To the Company’s Knowledge, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (ii) the Acquired Companies have performed all material obligations required to be performed by them pursuant to the licenses and agreements listed on Schedule 4.14(b); and (iii) there is no existing or, To the Company’s Knowledge, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.14(b) by any other party thereto;

(g)           an Acquired Company is the owner of record for each item of patented or registered Company Intellectual Property identified on Schedule 4.14(a), and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property.  The Acquired Companies have filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in force and effect all patented or registered Intellectual Property until Closing; and

(h)                                 (i) the Acquired Companies own, or have sufficient license to use, all Computer Software currently being used by the Acquired Companies; (ii) the Acquired Companies are in compliance in all material respects with all provisions of any license, lease or other similar agreement pursuant to which the Acquired Company has the right to use any Computer Software, including Desktop Software; and (iii) the consummation of the transaction contemplated by this Agreement will not impair any right, or cause any Acquired Company to be in violation of or default under any agreement related to the Computer Software, or terminate, modify, or entitle any other party to terminate or modify any such agreement.

4.15                           Contracts.  Schedule 4.15(a) lists all of the following currently effective written agreements or binding oral agreements to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies is bound or are subject:

(a)                                  any individual contract or group of related contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Acquired Companies from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000);

(b)                                 any individual contract or group of related contracts, which provide for the sale of goods or services by any Acquired Company and under which the undelivered balance of such goods or services has a sale price in excess of One Hundred Thousand Dollars ($100,000);

(c)                                  contracts relating to the borrowing of money by any Acquired Company, to the granting by any Acquired Company of a Lien on any of its assets, or any guaranty by any Acquired Company of any obligation in respect of borrowed money or otherwise and any letters of credit issued to or on the request of the Acquired Companies and any reimbursement agreements related thereto;

(d)                                 agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment of any employee or independent contractor of any of the Acquired Companies (including any secrecy, confidentiality, non-disclosure, non-solicitation and non-compete agreements);

(e)                                  contracts not otherwise disclosed herein which limit the freedom of any Acquired Company to engage in any business or compete with any Person;

(f)                                    contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifteen Thousand Dollars ($15,000);

(g)                                 agreements pertaining to stock options, warrants or convertible securities or otherwise relating to the purchase or issuance of capital stock of any Acquired Company;

(h)                                 consulting agreements;

(i)                                     employee leasing agreements;

(j)                                     advertising contracts which cannot be canceled by the Acquired Companies without payment or penalty upon notice of ninety (90) days or less;

(k)                                  requirements contracts;

(l)                                     any material contract or group of related contracts that have a notice for termination period of more than six (6) months;

(m)                               any contract that is a stock purchase agreement, asset purchase agreement, or other acquisition or divestiture contract or letter of intent entered into by the Acquired Companies since July 31, 2002 (other than as entered in accordance with this Agreement);

(n)                                 any contract under which any Acquired Company is obligated to pay an earnout or other contingent purchase price amount as to which any Acquired Company or their respective assets are bound;

(o)                                 any contract that establishes a partnership or joint venture;

(p)                                 any contract with any Seller or its Affiliates other than employment agreement;

(q)                                 any contract under which an Acquired Company has advanced or loaned any amount to any of its investors, directors, officers or employees;

(r)                                    warehouse or storage agreements;

(s)                                  transportation agreements;

(t)                                    agreements or arrangements with, or relating to, the provision of goods or services for any governmental entity where the amount involved is $50,000 or more;

(u)                                 performance or completion bonds or surety or indemnification agreements and any agreements involving the issuance thereof, or any amendment, modification or renewal thereof;

(v)                                 any agreements involving the Acquired Companies with respect to or relating to rebate payments and programs or the payment of discounts with the twenty-five (25) suppliers of the Acquired Companies from which the Acquired Companies received the largest rebate payments and discounts since January 1, 2004; and

(w)                               any contract that is material to the Acquired Companies taken as a whole.

Correct and complete copies of each contract required to be identified on Schedule 4.15(a), including amendments thereto (collectively, the “Material Contracts”), have been delivered to Buyer.  Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Acquired Company that is a party thereto and, To the Company’s Knowledge, the other party or parties thereto.  Each of the Material Contracts is enforceable in accordance with its respective terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.15(b), each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts.  No event has occurred or circumstance is existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any of the Acquired Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract.  There is no existing or, To the Company’s Knowledge, threatened default under or violation of any of such Material Contracts by any other party thereto.  There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by any of the Acquired Companies under any Material Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation.  No member of any of the Acquired Companies has released or waived any of its rights under any Material Contract.  Each Material Contract will, with respect to the Acquired Company that is a party thereto, continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby.

4.16                           Litigation.  Except as set forth on Schedule 4.16, there are no Claims of any kind whatsoever, at law or in equity, pending or, To the Company’s Knowledge, since January 1, 2005, overtly threatened against any of the Acquired Companies or (with respect to the Acquired Companies’ business), any of their Affiliates, directors or officers.  The Claims set forth on Schedule 4.16 that are marked with a single asterisk are covered under policies of insurance identified on Schedule 4.20. The Claims set forth on Schedule 4.16 that are marked with a double asterisk are covered under policies of insurance other than those identified on Schedule 4.20. The Acquired Companies have provided the applicable insurers with all necessary notices and other information required by the insurance policies covering such Claims.  The insurance deductible applicable to each insured Claim is set forth on Schedule 4.16.

4.17                           Product Warranty.  None of the Acquired Companies has made any written warranties with respect to the quality or performance of any product or service manufactured, sold, leased or delivered by any of the Acquired Companies that are in force as of the date hereof except in the ordinary course of business or as described in Schedule 4.17.  There are no material Claims pending or, To the Company’s Knowledge, anticipated or threatened against any of the Acquired Companies with respect to the quality or performance of such products or services.  The Acquired Companies do not have an accrual or reserve for warranty Claims set forth on the Financial Statements and Interim Financial Statements and are not required to maintain an accrual or reserve under GAAP.

4.18                           Brokerage.  Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for Citigroup Global Markets, Inc., whose fees and expenses will be included on the Company Transaction Expense Statement.

4.19                           Material Suppliers and Customers.

(a)                                  To the Company’s Knowledge, the relationship of the Acquired Companies with their suppliers and customers are good commercial working relationships.

(b)                                 Schedule 4.19(b) sets forth for the fiscal year ended December 31, 2004, the name of each of the twenty (20) largest customers of the Acquired Companies, taken as a group, together with the ten (10) largest customers of the business acquired from Forest Siding Supply, Inc. and its Affiliates (collectively, “Forest”), based upon sales to such customers by the Acquired Companies and Forest, respectively, during such period (collectively, the “Significant Customers”), and the amount of each Significant Customer’s purchases from the Acquired Companies and Forest (expressed in dollar amounts) during such period.

(c)                                  Schedule 4.19(c) sets forth for the fiscal year ended December 31, 2004, the name of each of the ten (10) largest suppliers of the Acquired Companies, taken as a group, together with the five (5) largest suppliers of Forest, based upon purchases from such suppliers by the Acquired Companies and Forest, respectively (collectively, the “Significant Suppliers”), and the amount of each Significant Supplier’s sales to the Acquired Companies and Forest (expressed in dollar amounts) during such period.

(d)                                 No Significant Customer or Significant Supplier has notified any Acquired Company that it has cancelled, materially modified, or otherwise terminated its relationship with such Acquired Company or materially decreased its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of such Acquired Company or the terms of any purchase or sale, including any rebate or discount program, nor has any such customer or supplier indicated its intention in writing to such Acquired Company to do any of the foregoing.

4.20                           Insurance.  Schedule 4.20 contains an accurate and complete list (and summary description of the coverages, deductibles and expiration dates of) of all insurance policies currently owned, held by or applicable to any of the Acquired Companies (or its respective assets or business).  All such policies required to be disclosed on Schedule 4.20 are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of denial of coverage, cancellation or termination has been received with respect to such policies.  Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted.  Such insurance provides, and during its term has provided, in each case in all material respects, coverage to the extent and in the manner (a) adequate for the Company Property and the business and operations of the Acquired Companies, and the risks insured against in connection therewith, and (b) as may be or may have been required by law and by any and all material contracts to which any of the Acquired Companies are of have been a party.  Except as set forth on Schedule 4.20, since December 31, 2003, none of Sellers or the Company has received: (i) any notice of cancellation of any such policy or refusal of coverage thereunder; (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy is no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.  Except as set forth on Schedule 4.20, no insurer has advised the Acquired Companies that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy.

4.21                           Indebtedness.  Schedule 4.21 sets forth a listing of all Indebtedness of the Acquired Companies as of the date of this Agreement.

4.22                           No Undisclosed Liabilities.  Other than the Indebtedness of the Acquired Companies, the Acquired Companies have no liabilities, commitments or obligations of any kind, character or nature whatsoever, contingent or otherwise, except for (a) liabilities set forth or reserved against in the Acquisition Balance Sheet, (b) liabilities which have arisen after the date of the Acquisition Balance Sheet in the ordinary course of business, (c) liabilities disclosed on the Disclosure Schedule, (d) liabilities under the executory portion of any Material Contract, which was entered into in the ordinary course of business and consistent with past practice, (e) liabilities under the executory portion of Environmental Permits, Permits, licenses and governmental directives and agreements issued to, or entered into by, any of the Acquired Companies in the ordinary course of business and consistent with past practice, (f) liabilities under this Agreement, or (g) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement.  None of the liabilities described in clause (b) of this Section 4.22 relates to any breach of contract, breach of warranty, tort, infringement or violation of Law or arose out of any Claim.

4.23                           Banking Relationships.  Schedule 4.23 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that any of the Acquired Companies has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of any of the Acquired Companies in respect of the foregoing.  No person holds any power of attorney or similar authority from any of the Acquired Companies with respect to such accounts.

4.24                           Related Party Transactions.  Except as set forth in of Schedule 4.24, no Seller or Affiliate (as herein defined) of a Seller (other than Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, TSCP Selective, L.P., Tower Square Capital Partners, L.P., C.M. Life Insurance Company or any of their Affiliates (collectively, the “Institutional Holders”)) (a) owns any property or right, whether tangible or intangible, which is used by the Company; (b) has any Claim or cause of action against any of the Acquired Companies; (c) owes any money to any of the Acquired Companies or is owed money from any of the Acquired Companies; (d) is a party to any contract or other arrangement, written or oral, with any of the Acquired Companies; or (e) provides services or resources to any of the Acquired Companies or is dependent on services or resources provided by any of the Acquired Companies.  Schedule 4.24 sets forth every business relationship (other than normal employment relationships) between the Acquired Companies, on the one hand, and the Acquired Companies’ present or former officers, directors, employees or shareholders or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.  Schedule 4.24 also sets forth every business relationship (other than normal employment relationships) between the Acquired Companies and any Seller or any Affiliate of any Seller.  No Seller or Affiliate of a Seller (other than the Institutional Holders or their Affiliates) is engaged in any business which competes with the Business.

4.25                           Rebates.  The Company has provided to Buyer true and accurate documents listing all rebates with respect to calendar years 2003 and 2004 and the period from January 1, 2005 through April 30, 2005 paid to (or credited to) any of the Acquired Companies by its suppliers or vendors prior to the Closing Date, and all vendor and supplier rebate programs in which any of the Acquired Companies participates (including identification of which of such rebates are year end rebates).

4.26                           Certain Payments.  No employee or agent of Sellers or the Acquired Companies acting on such party’s behalf has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Business (or assist such party in connection with any actual or proposed transaction relating to the Business) (a) any illegal gift or benefit or (b) any gift or similar benefit which if not continued or repeated in the future, would have an adverse effect on the relationship of any of the Acquired  Companies with such entity or person.

4.27                           Books and Records; Charter and By-Laws.  The minute books and corporate records of the Acquired Companies contain accurate copies of the minutes of all formal board of directors, director committee or shareholders meetings and of all written consents executed in lieu of the holding of any such meeting, in each case to the extent such minutes or written consents include material actions of the board of directors or shareholders.  All such minute books and other records have been made available to Buyer.  Complete and correct copies of the charter and by-laws (or similar governing instruments) of each of the Acquired Companies have been delivered to Buyer.

4.28                           Government Contracts.  None of the Acquired Companies have been suspended or barred from bidding on contracts or subcontracts with any governmental entity; no such suspension or debarment has been initiated or, To the Company’s Knowledge, threatened.  Except as set forth on Schedule 4.28, since December 31, 2003, and except with respect to Taxes, none of the Acquired Companies have been audited or investigated and is not now being audited or investigated by any federal, state or local governmental or quasi-governmental agency, and To the Company’s Knowledge, no such audit or investigation has been threatened.

4.29                           Costs Associated with Discontinued Operations and Vacant Facilities.  Schedule 4.29 sets forth, as of the date of this Agreement, all costs and expenses associated with the Acquired Companies’ discontinued operations and vacant facilities and the costs associated with the 2003 and 2005 relocations of the corporate headquarters of the Acquired Companies, in each case which have not yet been paid and satisfied in full as of the date hereof.  Claims for indemnification for a breach of this Section 4.29 shall be limited to the amount by which actual Losses exceed the aggregate amount of costs and expenses set forth on Schedule 4.29.

ARTICLE 5

Representations and Warranties of Buyer

Buyer represents and warrants to each Seller that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement.

5.1                                 Authority and Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement, and each other agreement, instrument and document to be executed and delivered by Buyer, and the consummation by Buyer of the transaction contemplated herein and therein, have been duly authorized by all necessary action of Buyer.

5.2                                 Execution and Delivery; Enforceability.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3                                 Governmental Authorities; Consents.  Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with Buyer’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, and such execution, delivery and performance will not violate any Law by which Buyer is bound.  Except for the applicable provisions of the HSR Act, no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith or the consummation of the transactions contemplated hereby or thereby.

5.4                                 Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5                                 Financial Capability.  Buyer has and shall have at the Closing sufficient cash or other sources of immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

5.6                                 Investment Intent; Restricted Securities.  Buyer is acquiring the Securities solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Securities or dividing its participation herein with others.

ARTICLE 6

Conditions Precedent

6.1                                 Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a)                                  any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)                                 there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)                                  (i) the representations and warranties of Sellers contained in Article 3 and of the Company contained in Article 4, shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date), except where the failure of any such representations and warranties (individually or in the aggregate) to be in compliance with the foregoing standard could not reasonably be expected to have a Material Adverse Effect; (ii) the Company, Sellers and Sellers’ Representative shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Company, Sellers and Sellers’ Representative on or prior to the Closing (provided that the covenants of Buyer relating to the payment of consideration hereunder shall have been fully complied with in all respects); and (iii) Sellers’ Representative, on behalf of the Company and Sellers, shall have executed and delivered to Buyer a certificate to the foregoing effect; provided that, if such certificate contains any disclosure with respect to any representation or warranty or discloses any failure to perform a covenant or agreement required by this Agreement to be performed by the Company, Sellers or Sellers’ Representative, and if the Closing nevertheless occurs, Buyer will not be deemed to have waived its rights under Article 10 hereof with respect to any matter disclosed and may, following the Closing, assert and pursue claims in accordance with Article 10 hereof with respect to any such matter disclosed;

(d)                                 Buyer shall have received from Sellers all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(e)                                  Buyer shall have received reasonable documentation for the surrender of the Warrants as of the Closing and releases with respect thereto;

(f)                                    Buyer shall have received reasonable documentation with respect to the payment or cancellation of the Stock Options pursuant to Section 8.2.8;

(g)                                 Buyer shall have received reasonable documentation with respect to the cancellation of any Tax sharing agreements pursuant to Section 8.2.6;

(h)                                 Buyer shall have received the written resignation, effective as of the Closing, of each director and officer of the Acquired Companies listed on Schedule 6.1(h);

(i)                                     Buyer shall have received the Pay-Off Documents;

(j)                                     Sellers shall have procured all of the third party consents specified in Schedule 6.1(j);

(k)                                  The June 30 Audit shall have been delivered to the Company by PWC and shall have been provided to Buyer;

(l)                                     Buyer shall have received (a) a certificate issued by the appropriate governmental entity of the jurisdiction of incorporation of each of the Acquired Companies and for each state in which such Acquired Company is required to be qualified, as applicable, certifying the good standing of each such Company in each such state as of a date within ten (10) days of the Closing Date and (b) a certificate issued by the appropriate governmental entity of the jurisdiction of incorporation or organization of each Seller that is not a natural person or trust certifying the good standing of such Seller as of a date within ten (10) days of the Closing Date;

(m)                               Buyer shall have received an opinion, dated as of the Closing Date, of Vinson & Elkins L.L.P., outside counsel to the Acquired Companies, substantially in the form of Exhibit C hereto;

(n)                                 The Brazos Agreements shall be terminated in full at the Closing;

(o)                                 Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement, including the Escrow Agreement; and

(p)                                 Beacon shall have received the PWC Consent.

Buyer shall also have received the originals or certified or other copies of such certificates, instruments or other documents as Buyer may reasonably request.  Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2                                 Conditions to Sellers’ Obligations.  The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)                                  any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)                                 there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)                                  (i) the representations and warranties of Buyer contained in Article 5, shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date), except where the failure of any such representations and warranties (individually or in the aggregate) to be in compliance with the foregoing standard could not reasonably be expected to have a Material Adverse Effect; (ii) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer on or prior to the Closing (provided that the covenants of Buyer relating to the payment of consideration hereunder shall have been fully complied with in all respects); and (iii) Buyer shall have executed and delivered to Sellers’ Representative a certificate to the foregoing effect signed by an authorized officer of Buyer; provided that, if such certificate contains any disclosure with respect to any representation or warranty or discloses any failure to perform a covenant or agreement required by this Agreement to be performed by Buyer, and if the Closing nevertheless occurs, Sellers will not be deemed to have waived their rights under Article 10 hereof with respect to any such matter disclosed and may, following the Closing, assert and pursue claims in accordance with Article 10 hereof with respect to any such matter disclosed;

(d)                                 Buyer shall have (i) delivered to the Sellers’ Account the Closing Date Payment in accordance with Section 2.4.1; (ii) deposited the Escrowed Funds in escrow pursuant to Sections 2.4.1 and 2.7 hereof; and (iii) paid the Optionholders’ Payment to the Company;

(e)                                  Buyer shall have satisfied the Closing Indebtedness in accordance with Section 2.4.2;

(f)                                    Seller shall have received an opinion, dated as of the Closing Date, of Schiff Hardin LLP, counsel to Buyer, substantially in the form of Exhibit D hereto; and

(g)                                 Sellers, through Sellers’ Representative, shall have received each other document required to be delivered to Sellers pursuant to this Agreement, including the Escrow Agreement.

Sellers shall also have received the originals or certified or other copies of such certificates, instruments or other documents as Sellers’ Representative may reasonably request.  Any agreement or document to be delivered to Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7

The Closing

The consummation of the transactions contemplated herein (the “Closing”) shall take place on the date that is no later than the seventh (7th) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date) and shall take place at the offices of Schiff Hardin LLP in Chicago, Illinois, or at such other time and place as to which Buyer and Sellers’ Representative may agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required at or before the Closing by Buyer hereunder.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 8

Covenants and Agreements

8.1                                 Pre-Closing Covenants and Agreements.

8.1.1                        Conduct of Business.  During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 9.1 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or except to the extent Buyer otherwise consents, which consent will not be unreasonably withheld or delayed, the Company shall, and shall cause each of the Subsidiaries to: (a) be operated in the ordinary course of business, consistent with past practice, (b) use commercially reasonable efforts to preserve intact its respective business organizations and relationships with Persons doing business with the Acquired Companies, as applicable, including to keep available the services of their employees in the ordinary course of business and to maintain satisfactory relationships with suppliers, distributors, customers.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), the Company shall not and shall not permit any of the Subsidiaries to, take, or agree (whether in writing or otherwise) to take, any action that (a) would cause a material breach of any agreement, commitment or covenant of Sellers contained in this Agreement, (b) would cause the representations and warranties set forth in Article 3 or Article 4 to become untrue in any material respect, or (c) would result in a breach of Section 4.5 hereof.  During the Pre-Closing Period, none of the Acquired Companies shall issue any new securities or grant any options, warrants or other securities exercisable or convertible into their securities (other than issuances of shares of stock in accordance with the terms of stock options outstanding on the date hereof).

8.1.2                        Access.  During the Pre-Closing Period, the Company shall, and shall cause the Subsidiaries to, provide to Buyer and its representatives, with appropriate notice, reasonable access during normal business hours and for purposes of this Agreement to the personnel, premises, contracts, facilities, books and records, and other documents and financial, operating and other data of the Acquired Companies and to permit Buyer and its representatives to conduct such necessary inspections as Buyer may reasonably request, all in a manner that shall to the maximum extent practicable minimize disruptions to the Acquired Companies’ business and operations.  Except as and in the manner specifically agreed to in writing by Sellers’ Representative, between the date of this Agreement and the public announcement or disclosure of the transactions contemplated hereby, Buyer shall not, and shall not permit its representatives, consultants and agents to, communicate with employees, customers or suppliers of the Acquired Companies with respect to the transactions contemplated hereby or the business of Buyer.  Buyer shall not conduct any environmental testing or other on-site environmental survey or investigation with respect to any of the Leased Real Property without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.  All requests for information made pursuant to this Section 8.1.2 shall be directed to the chief financial officer of the Company.

8.1.3                        Satisfaction of Closing Conditions.  During the Pre-Closing Period, subject to the terms and conditions of this Agreement, the Company and Sellers, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement.  The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 6.  In this regard, each party (a) shall make an appropriate filing pursuant to the HSR Act with respect to the transaction contemplated hereby within five (5) days following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other party, (c) agrees that the filing fee due with respect to such filing will be paid by Buyer, and (d) agrees to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing, including by seeking early termination of the waiting periods.

8.1.4                        Publicity.  During the Pre-Closing Period, any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Sellers’ Representative and Buyer, or as may be required by Law or by any governmental or regulatory authority.

8.1.5                        Confidentiality Agreement.  Notwithstanding the execution of this Agreement, during the Pre-Closing Period, the parties acknowledge that the confidentiality agreement executed by Brazos Private Equity Partners, LLC, Beacon Roofing Supply, Inc. and Code Hennessy & Simmons LLC, dated January 4, 2005 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof.

8.1.6                        Cooperation with the Financing.  The Acquired Companies shall, and shall cause their respective directors, officers, employees and accountants to (at Buyer’s expense, as provided in the following sentence) use commercially reasonable efforts to cooperate in Buyer’s efforts to obtain financing, including providing direct contact during normal business hours between prospective lenders and other financial sources and the officers and directors of the Acquired Companies, including participation in presentations related to such financing (provided that such contact does not materially interfere with the operation of the business of the Acquired Companies), and reasonable assistance in preparation of one or more information memoranda or other compilations and other materials, including offering documents and marketing materials, to be used in connection with obtaining the financing.  Buyer shall promptly reimburse the Company prior to Closing, or Sellers after the Closing (by payment of such amounts to Sellers’ Representative), for any pre-Closing out-of-pocket expenses incurred by the Acquired Companies in connection with their obligations under this Section 8.1.6.

8.1.7                        Auditor’s Consent.  The Acquired Companies and Sellers will use their commercially reasonable efforts to (a) cause PWC to deliver the June 30 Audit by no later than September 15, 2005 and (b) assist Buyer and Beacon in obtaining the PWC Consent for a Beacon Registration Statement filed with the Securities and Exchange Commission on or before the Closing Date.  The fees and expenses of PWC and any out of pocket expenses of the Acquired Companies or the Sellers associated with obtaining the PWC Consent shall be paid by Buyer at Closing.

8.2                                 Miscellaneous Covenants.

8.2.1                        Expenses.  Except as set forth herein and in clause (c) of Section 8.1.3, Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers or the Acquired Companies (with the Acquired Companies only being obligated for payment of any expenses of Sellers if such payment is made prior to the Closing) shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Sellers, any Acquired Company (on behalf of Sellers) or their respective representatives or are otherwise expressly allocated to Sellers hereunder; provided, that Sellers shall pay all transfer, documentary, sales, use, registration and other Taxes and fees incurred in connection with the purchase and sale of the Securities pursuant to this Agreement (and Buyer shall, and shall cause the Acquired Companies to, cooperate with Sellers in the filing of any documents in connection with such payments).

8.2.2                        [INTENTIONALLY OMITTED.]

8.2.3                        Access by Seller.  Buyer shall, and shall cause each of the Acquired Companies to, for a period of five (5) years after the Closing Date, during normal business hours, provide Sellers’ Representative and its designees and representatives with such access to the books and records of the Acquired Companies to the extent relating to the business of the Acquired Companies prior to the Closing Date as may be reasonably requested by Sellers’ Representative, who shall be entitled, at its expense, to make extracts and copies of such books and records.  The foregoing shall not obligate Buyer or any of the Acquired Companies to keep any such books and records and the obligation of Buyer and the Acquired Companies to maintain such books and records shall solely be pursuant to Section 8.2.6.

8.2.4                        Continuation of Indemnification.

(a)                                  For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Acquired Companies to, amend, repeal or modify any provision in the charter or by laws of any Acquired Company relating to the exculpation or indemnification of any of its officers and directors (unless required by law), it being the intent of the parties that the Persons who were officers and/or directors of the Acquired Companies prior to the Closing shall receive the same extent of exculpation and indemnification coverage after the Closing as they were entitled to prior to the Closing.

(b)                                 Prior to the Closing, the Acquired Companies shall purchase, at the Acquired Companies’ expense, additional Directors’ and Officers’ insurance covering all of the Acquired Companies’ officers and directors for all periods of service beginning on July 31, 2002 or thereafter and ending on the Closing Date, such coverage to remain in place for no less than six years after the Closing Date.

(c)                                  The provisions of this Section 8.2.4 are intended to be for the benefit of, and shall be enforceable by, each of the parties described in this Section 8.2.4, their heirs and their personal representatives and shall be binding on all successors and permitted assigns of the Acquired Companies and the Buyer.  If any of the Acquired Companies merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, Buyer shall make and shall cause the Acquired Companies to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Acquired Companies under this Section 8.2.4.

8.2.5                        [INTENTIONALLY OMITTED.]

8.2.6                        Tax Matters.

(a)                                  Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Acquired Companies for Pre-Closing Tax Periods and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns, subject to Sellers’ obligation to pay its share of such Taxes pursuant to Section 10.6.  Buyer shall file or cause to be filed all Tax Returns for Taxes with respect to Straddle Periods and shall remit or cause to be remitted the amount of Taxes shown on such Tax Returns subject to Sellers’ obligation to pay its share of such Taxes pursuant to Section 10.6.  Buyer shall provide Sellers’ Representative with a copy of any Tax Return described in this Section 8.2.6 proposed to be filed at least thirty (30) days before the proposed dates of filing and such filing shall be subject to the consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.  Sellers shall reimburse Buyer for any Taxes which are payable with Tax Returns to be filed by Buyer pursuant to this Section 8.2.6 that Seller is obligated to pay pursuant to Section 10.6 not later than five (5) days prior to the date that such returns are due.  Buyer and Sellers agree to cause the Acquired Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

(b)                                 Cooperation on Tax Matters.  Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any filing, audit, litigation or other proceeding with respect to Taxes, including any Tax Claim.  Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.  Sellers and Buyer agree, and Buyer agrees to cause the Acquired Companies, (i) to retain all books and records with respect to Tax matters relating to the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers and Buyer shall, and Buyer shall cause the Acquired Companies to, allow the other party to take possession of such books and records.  Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(c)                                  Tax Refunds.  The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any taxable period ending on or before the Closing Date shall be for the account of Sellers.  The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any taxable period beginning after the Closing Date (including any refund of Taxes relating to the carry back of net operating loss from a Post-Closing Tax Period to a Pre-Closing Tax Period) shall be for the account of Buyer.  The amount or economic benefit of any refunds of Taxes of the Acquired Companies for any Straddle Period shall be apportioned between Sellers and Buyer in the manner described in Section 10.6.  Any such amounts owing to Sellers or Buyer, as applicable, as provided in this Section 8.2.6(c) shall be paid by Buyer or Sellers, as applicable, within ten (10) days of the receipt of any such refunds.

(d)                                 Tax Sharing Agreements.  Sellers shall cause the provisions of any Tax sharing agreement or similar arrangement with respect to or involving the Acquired Companies to be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

8.2.7                        Compliance with WARN Act.  Buyer agrees that, for a period of sixty (60) days after the Closing Date, it will not cause any of the employees of the Acquired Companies as of the Closing Date to suffer “employment loss” for purposes of the WARN Act if such employment loss could create any liability for Sellers, unless Buyer or the Acquired Companies deliver notices under the WARN Act in such a manner and at such time that Sellers bear no liability with respect thereto.

8.2.8                        Surrender and Cancellation of Stock Options.  Prior to or concurrently with the Closing, the Company shall cause all of the Stock Options to be surrendered to the Company and cancelled.

8.2.9                        Termination of Stockholders Agreement.  With respect to the transactions contemplated by this Agreement, each Seller hereby waives the applicability of, and the rights such Seller had, has or may have under or pursuant to, the Stockholders Agreement, including any preemptive right or right of first offer.  Each Seller that is a party to the Stockholders Agreement hereby covenants and agrees with the other Sellers, the Company and Buyer that, effective immediately upon the Closing, the Stockholders Agreement shall terminate and be deemed cancelled in its entirety, and each Seller unconditionally and forever releases and discharges each other party to the Stockholders Agreement from all obligations and liabilities arising thereunder.  From and after the Closing, Buyer agrees that the Company and its successors and assigns unconditionally release and forever discharge each party to the Stockholders Agreement from all obligations and liabilities arising thereunder.  The foregoing termination of the Stockholders Agreement and Buyer’s covenant in this Section 8.2.9 shall be of no force or effect unless and until the Closing shall have occurred, and the Stockholders Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

8.2.10                  Employee Matters.

(a)                                  Each Person who is as of the Closing Date an employee of the Acquired Companies shall be credited with his or her years of service with the Acquired

Companies before the Closing Date for purposes of eligibility and vesting under the employee benefit plans of Buyer or its Affiliates, if any, in which such employee participates after the Closing (such plans, collectively, the “New Plans”) and for purposes of any applicable vacation, paid time off or severance policy, except to the extent such credit would result in a duplication of benefits or was not recognized under the applicable Benefit Plan of the Acquired Company (such plans, collectively, the “Old Plans”).  In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any such employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent any such person has not satisfied any corresponding exclusions or requirements under the applicable Old Plan.  Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Nothing contained herein shall entitle any Person who is, as of the Closing Date, an employee of the Acquired Companies to participate in the New Plans.

(b)                                 Buyer shall cause the Acquired Companies to comply with the terms and conditions of any written employment agreements between any Acquired Company and management in effect as of the Closing Date, including, but not limited to, any applicable severance obligations.  Notwithstanding the foregoing, with respect to the departure of the chief executive officer of the Company, at the Closing the Company shall pay to the chief executive officer all payments provided for in the Separation Agreement.

8.2.11                  Exclusive Dealing.  During the period from the date of this Agreement through the earlier of the Closing or termination of this Agreement pursuant to Section 9.1 hereof, no Seller shall take or permit any other Person on its behalf to take, and the Acquired Companies shall not, and shall cause their shareholders, Affiliates, directors, officers, employees, advisors, agents and representatives not to, directly or indirectly, (a) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction (as defined below), (b) participate in any discussion or negotiation with any third party regarding, or furnish to any person or entity any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (c) authorize, approve, consummate, engage in, or enter into any agreement with respect to, any Alternative Transaction.  For purposes of this Agreement, “Alternative Transaction” means (i) reorganization, dissolution, liquidation, or recapitalization of or involving any of the Acquired Companies, (ii) merger, consolidation or acquisition of or involving any of the Acquired Companies, (iii) sale of any material amount of assets of any of the Acquired Companies, (iv) direct or indirect purchase, sale or other disposition of any capital stock or other equity interests of any of the Acquired Companies (other than among existing stockholders), (v) similar transaction or business combination involving any of the Acquired Companies or their respective businesses or capital stock or assets or (vi) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

8.2.12                  Consents.  After the date of this Agreement and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any payments, to obtain the third party consents specified in Schedule 6.1(j).

8.2.13                  Letters of Credit.  Concurrently with the Closing, Buyer shall provide back-up letters of credit to replace the letters of credit set forth on Schedule 8.2.13.

8.2.14                  Restrictive Covenant.  Each Seller (other than Ron Ross, who is a party to that certain Non-Competition and Confidentiality Agreement between Ron Ross and Buyer, and the Institutional Holders) agrees that, from and after the date hereof and continuing through December 31, 2007, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly solicit, recruit, or otherwise seek to employ any employee of the Acquired Companies or Buyer or any of their subsidiaries who is acting in such capacity as of the date hereof or has acted in such capacity at any time within the twelve-month period immediately preceding the date of solicitation or recruitment; provided that this provision shall not prohibit or restrict Sellers or their Affiliates from soliciting, recruiting or otherwise seeking to employ any employee whose employment is terminated “without Cause” or “for Good Reason” (as defined under an applicable employment agreement); and provided further, that general advertising activities not specifically directed to any employees shall not be a violation of this provision.  Sellers agree that any violation of this Section 8.2.14 would cause irreparable harm to Buyer and its Affiliates.  If any Sellers violate any provision of this Section 8.2.14, Buyer shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

8.3                                 Acknowledgements.  Buyer does not make, and has not made, any representations or warranties relating to Buyer or otherwise other than those expressly set forth herein and Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise, in connection with the transactions contemplated hereby other than those expressly set forth herein.  It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by any representative of Sellers, are not and shall not be deemed to be or to include representations or warranties of Sellers except to the extent that any such information, memoranda or materials are included in the Disclosure Schedule or referred to in the representations and warranties set forth herein.  Except as provided herein, no Person has been authorized by Sellers to make any representation or warranty relating to Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers and shall not be deemed to have been made by Sellers.

ARTICLE 9

Termination

9.1                                 Termination.  This Agreement may be terminated:

(a)                                  by mutual written consent of Buyer and Sellers’ Representative at any time prior to the Closing;

(b)                                 by Buyer or Sellers’ Representative, by notice to the other party, (i) in the event of a breach by any of the Company, Sellers or Sellers’ Representative (if Buyer seeks to terminate this Agreement pursuant to this Section 9.1(b)) or Buyer (if Sellers’ Representative seeks to terminate this Agreement pursuant to this Section 9.1(b)) of any representation, covenant or agreement contained in this Agreement or (ii) if any fact, circumstance, result, change, event or violation shall have occurred, which in the case of either clause (i) or (ii) (A) would give rise to the failure of a condition set forth in Section 6.1(c) or 6.2(c), as applicable, and (B) cannot be or has not been cured within ten (10) Business Days following receipt by the non-terminating party of written notice of such breach, fact, circumstance, result, change, event or violation;

(c)                                  by (i) Buyer, by notice to Sellers’ Representative, if the satisfaction of any of the conditions in Section 6.1 by September 30, 2005 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement and except as provided in Section 9.1(d) below) and Buyer has not waived such condition; or (ii) Sellers’ Representative, by notice to Buyer, if the satisfaction of any of the conditions in Section 6.2 by September 30, 2005 is or becomes impossible (other than through the failure of Sellers or Sellers’ Representative to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition; or

(d)                                 by Buyer or Sellers’ Representative, by notice to the other party, if the Closing has not occurred (other than, if Buyer seeks to terminate this Agreement pursuant to this Section 9.1(d), through the failure of Buyer to comply fully with its obligations under this Agreement or, if Sellers’ Representative seeks to terminate this Agreement pursuant to this Section 9.1(d), through the failure of any of Sellers or Sellers’ Representative to comply fully with its obligations under this Agreement) on or before September 30, 2005; provided however, that if Beacon has delivered a Beacon Registration Statement and the Closing shall not have occurred because Beacon has not received the PWC Consent, Buyer shall not be entitled to terminate this Agreement as a result of the failure of such condition to be satisfied prior to November 15, 2005.

9.2                                 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1(a), then all provisions of this Agreement except Section 8.2.1 shall thereupon become void without any liability on the part of any party hereto to any other party hereto.  If this Agreement is terminated other than pursuant to Section 9.1(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

ARTICLE 10

Indemnification

10.1                           Indemnification of Buyer.  From and after the Closing and subject to Sections 10.2, 10.4 and 10.5, each Seller shall, severally and not jointly, indemnify Buyer, the Acquired Companies, and each officer, director, employee, agent, partner, successor and assign of Buyer and the Acquired Companies (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, the representations and warranties made by such Seller in Article 3 or any breach by such Seller of its covenant in Section 2.1 to deliver its Securities to Buyer at the Closing (the “Separate Covenant”).  From and after the Closing and subject to Sections 10.2, 10.4 and 10.5, Sellers shall jointly and severally indemnify the Buyer Indemnitees from (a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, the representations and warranties in Article 4, (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers herein (other than Tax Breaches, which are addressed in Section 10.6, and the Separate Covenant), (c) to the extent that any such Claim is not covered by the directors’ and officers’ insurance policy required pursuant to Section 8.2.4(b), any Claim for indemnification against any of the Acquired Companies by reason of the fact that any Seller or any of their directors, officers, employees or agents, was a director, officer, employee or agent of one or more of the Acquired Companies or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of one or more of the Acquired Companies (other than any Claims for which the Losses that are the subject thereof result from actions or omissions that constitute a breach of any other representation, warranty or covenant of any Seller hereunder), including with respect to any Claim brought by Buyer against any Seller (whether such Claim is pursuant to this Agreement, applicable law or otherwise), (d) any Losses based upon, arising out of or caused by the sale or distribution or alleged sale or distribution by the Acquired Companies of products containing asbestos (the indemnity set forth in this Section 10.1(d) is referred to herein as the “Special Indemnity”), (e) any amounts required to pay any Company Transaction Expenses not set forth on the Company Transaction Expense Statement and paid upon Closing or any obligations of the Acquired Companies based upon, arising out of or pursuant to the Separation Agreement or Ron Ross’ employment by, or termination of employment with, the Acquired Companies (but excluding any Claims based upon or arising out of the Non-Compete Agreement) (the “Expense Indemnity”) or (f) Sellers’ Representative’s proportionate share of Claims for indemnity brought by the Escrow Agent against Buyer and/or Sellers’ Representative pursuant to the Escrow Agreement (to the extent any such amounts are not paid by Sellers’ Representative or by Sellers directly).

10.2                           Limitations on Indemnification of Buyer.  Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 10.2 as follows:

(a)                                  Any Claim by a Buyer Indemnitee for indemnification pursuant to Section 10.1 based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Article 3, Section 4.2.1, Section 4.2.2, Section 4.18 or a breach of the Separate Covenant or pursuant to the Expense Indemnity may be made at any time.  Any

Claim by a Buyer Indemnitee for indemnification pursuant to this Article 10 based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 4.6 by a Tax Breach or with respect to Section 10.1(c) for Claims brought by Ronald R. Ross or any of the Institutional Holders shall be required to be made by delivering notice to Sellers’ Representative no later than the expiration of the applicable statute of limitations.  Any claim by a Buyer Indemnitee for indemnification pursuant to Section 10.1 based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Section 4.8, Section 4.9 or Section 4.29 or pursuant to Section 10.1(c) (other than with respect to Claims by Ronald R. Ross or any of the Institutional Holders as provided above) or the Special Indemnity shall be required to be made by delivering notice to the Sellers’ Representative no later than the second anniversary of the Closing Date.  Any Claim by a Buyer Indemnitee for indemnification pursuant to Section 10.1 based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Article 4 (other than Section 4.2.1, Section 4.2.2, Section 4.6, Section 4.8, Section 4.9, Section 4.18 or Section 4.29) or any breach or nonperformance of any covenant or obligation made or incurred by Seller herein (other than the Separate Covenant) shall be required to be made by delivering notice to the Sellers’ Representative no later than the first anniversary of the Closing Date.

(b)                                 The Buyer Indemnitees shall be entitled to seek payment from Sellers (subject to the terms and conditions of this Agreement, including the limitations in Section 10.1) directly for all amounts due to the Buyer Indemnitees for Losses under this Article 10 (i) in the case of Losses resulting from a breach of a Seller’s representations and warranties in Article 3 or from a breach of the Separate Covenant, up to an amount, with respect to such Seller, equal to the Purchase Price received by such Seller and (ii) in the case of Losses resulting from a breach of any representation or warranty in Article 4, or any breach or nonperformance of any covenant or obligation made or incurred by Sellers herein (other than the Separate Covenant and the obligations in Section 2.5.5), or pursuant to Sections 10.1(c) and 10.1(f), or the Special Indemnity or the Expense Indemnity, up to an amount, with respect to each Seller, equal to such Seller’s pro rata share of such Losses (based upon the allocation percentages set forth on Schedule 2.6), but in any event not to exceed an amount equal to the Purchase Price received by such Seller; provided, however, that the foregoing limitations shall not apply to the Separate Covenant or to the Sellers’ covenant set forth in Section 2.5.5 to be jointly and severally liable to pay amounts in excess of the Escrowed Funds due to Buyer pursuant to Section 2.5.5.

(c)                                  Sellers shall not be required to indemnify the Buyer Indemnitees hereunder with respect to Claims for any Losses under this Article 10 except to the extent that the aggregate amount of Losses for which the Buyer Indemnitees are otherwise entitled to indemnification pursuant to this Article 10 exceeds One Million Dollars ($1,000,000) (the “Deductible Amount”) (it being understood and agreed that the Deductible Amount is intended as a deductible, and Sellers shall not be liable for any Losses included in the Deductible Amount for which the Buyer Indemnitees are otherwise entitled to indemnification).  Notwithstanding anything to the contrary in this Article 10, the Deductible Amount shall not apply to the Expense Indemnity, or any Losses relating to or arising out of or in connection with any Claims for Losses based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Article 3, Section 4.2.1. Section 4.2.2, Section 4.6, Section 4.18 or Section 4.29, Sellers’ obligations under Article 2, including a breach of the Separate Covenant, Tax Breaches or Claims pursuant to Section 10.1(f) (and any Losses arising in connection with any such Claims shall not apply against the Deductible Amount).

(d)                                 The aggregate liability of Sellers pursuant to this Article 10 with respect to all Claims for indemnification (other than Claims for Losses based upon, arising out of or caused by any breach of any representation or warranty in Article 3, Section 4.2.1, Section 4.2.2, Section 4.6, Section 4.18, Section 4.29, the Expense Indemnity, the Sellers’ obligations under Article 2, including a breach of the Separate Covenant, Tax Breaches or Claims pursuant to Section 10.1(f)) shall not exceed an amount equal to Six Million Dollars ($6,000,000).

(e)                                  Any Claims for indemnification under this Article 10 shall be net of any Tax benefit actually realized (by reason of a Tax deduction or credit, basis increase, shifting of income, or otherwise) by any Buyer Indemnitee in connection with the Losses that form the basis of the Buyer Indemnitee’s Claim for indemnification hereunder.

(f)                                    Any Claims for indemnification under this Article 10 shall be net of any insurance proceeds or other amounts received by the Buyer Indemnitees from third parties with respect to the event giving rise to such indemnification obligation.

(g)                                 The Buyer Indemnitees shall not be entitled to indemnification under this Article 10 if, and to the extent that, Buyer shall have received the benefit of an adjustment pursuant to Article 2 hereof due to the fact that the item that is the subject of the indemnification Claim was specifically taken into account in the final determination of Closing Working Capital.

10.3                           Indemnification of Sellers.  From and after the Closing Date, Buyer shall indemnify Sellers and their respective officers, directors, employees, stockholders, Affiliates, agents, partners, successors and assigns (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from any Losses based upon, arising out of or caused by (a) the breach of any of the representations and warranties made by Buyer in Article 5; and (b) the breach or nonperformance of any covenant or obligation made or incurred by Buyer herein.  Any Claims for indemnification under this Article 10 shall be net of any insurance proceeds or other amounts received by the Seller Indemnitees from third parties with respect to the event giving rise to such indemnification obligation.

10.4                           Third Party Claims.  This Section 10.4 shall not apply to Tax Proceedings, which are covered by the provisions of Section 10.6.  In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a Claim made by any Person against the indemnitee (a “Third Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such Claim is first asserted.  Such notice (to the extent known) shall state in reasonable detail the amount or estimated amount of such Claim, and shall identify the specific basis (or bases) for such Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.  If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to assume and control the defense thereof with counsel selected by the indemnitor.  If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.  If the indemnitor shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the indemnitee may defend against such Claim in such manner as it may deem appropriate and may settle such Claim or litigation on such terms as it may deem appropriate, with any such settlement being subject to the prior written consent of the indemnitor (which consent will not be unreasonably withheld or delayed), if prior to such settlement, the indemnitor has acknowledged, without qualification (other than by reference to the limitations hereunder), its indemnification obligations hereunder with respect to such Third-Party Claim or portion thereof (for which indemnification is sought) by written notice to the indemnitee..  In the event the indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnitor shall cooperate with the indemnitee in such defense and make available to the indemnitee, all such witnesses, records, materials and information in the indemnitor’s possession or under the indemnitor’s control relating thereto as is reasonably required by the indemnitee.  If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnitees shall reasonably cooperate with the indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnitor has assumed the defense of a Third-Party Claim, the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any equitable remedies or material obligations or restrictions upon the indemnitee and which does not include an unconditional written release from all liability in respect of such Third Party Claim.

10.5                           Limitation of Remedies.  Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all Claims relating to this Agreement or the transactions contemplated hereby (other than Claims relating to Section 8.1.5 or Section 8.2.14, Claims of, or causes of action arising from, fraud or intentional misrepresentation, or Claims arising from the Non-Compete Agreement or the Side Letter) shall be pursuant to the indemnification provisions set forth in this Article 10.  In furtherance of the foregoing, Buyer and each Seller hereby waives on behalf of itself and all other Persons who might claim by, through or under him, from and after the Closing, any and all rights and Claims (other than Claims relating to Section 8.1.5 or Section 8.2.14 or Claims arising from fraud or intentional misrepresentation) that he or any such other Person may have other than a Claim for indemnification pursuant to the provisions set forth in this Article 10.

10.6                           Tax Indemnification.

(a)                                  From and after the Closing, the Sellers shall indemnify, save and hold harmless the Buyer Indemnitees from and against (collectively, “Seller Taxes”) (i) all liability for Taxes of the Acquired Companies for all Pre-Closing Tax Periods, (ii) any and all damages arising out of, resulting from or incident to any breach by the Sellers of any covenant contained in Section 8.2.6, (iii) any increase in Tax liability for a Pre-Closing Tax Period or Post-Closing Tax Period imposed on the Acquired Companies due to the application of Code Section 280G to any payments made on or before the Closing Date by an Acquired Company, and (iv) all liability (as a result of Treasury Regulation Section 1.1502 6(a) or a comparable state or local Tax provision) for Taxes of any Person which is or has been an Affiliate of the Acquired Companies during a Pre-Closing Tax Period; provided, however, that the Sellers shall not be liable for or pay and shall not indemnify, defend, save or hold harmless the Buyer Indemnitees for any such Taxes (collectively, “Excluded Taxes”) imposed on the Acquired Companies as a result of the transactions occurring on or prior to the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation 1.1502-76(b)(1)(ii)(B)) to periods after the Closing Date.  For the avoidance of doubt, all items paid by the Company on the Closing Date shall be deemed to have been paid by the Company during the final Pre-Closing Tax Period.

(b)                                 From and after the Closing, Buyer shall indemnify, save and hold harmless the Sellers from and against (i) all liability for Taxes of the Acquired Companies for any Post-Closing Tax Period and (ii) any and all damages arising out of, resulting from or incident to the breach by Buyer of any covenant contained in Section 8.2.6.

(c)                                  In the case of any Straddle Period:

(i)                                     real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) of the Acquired Companies for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii)                                  the Taxes of the Acquired Companies (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the close of business on the Closing Date.

(d)                                 Sellers’ indemnity obligations in respect of Seller Taxes, as determined pursuant to Section 10.6(a), shall initially be effected by Sellers’ payment to Buyer of the excess of (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Buyer in accordance with Section 8.2.6 or as otherwise indicated in a written notice prepared by Buyer that is satisfactory to the Seller Representative) over (ii) the sum of (A) the amount of such Taxes with respect to the Acquired Companies paid by Sellers at any time, and (B) the amount of such Taxes paid by the Acquired Companies on or prior to the Closing Date.  Sellers shall pay such excess to Buyer within twenty (20) days after written demand thereof is made by Buyer (but not earlier than five (5) days before the date on which the Taxes for the relevant Tax Period are required to be paid to the relevant Taxing Authority).  If the sum of (i) the amount of any Seller Taxes paid by Sellers at any time, and (ii) the amount of

Seller Taxes paid by the Acquired Companies on or prior to the Closing Date exceeds the actual amount of Seller Taxes, Buyer shall pay to Sellers the amount of such excess within twenty (20) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxing Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 10.6(e), payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e)                                  If a Claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnitee pursuant to this Section 10.6, the indemnitee shall promptly and in any event no more than twenty (20) days following the indemnitee’s receipt of such Claim, give written notice to the indemnitor of such Claim (a “Tax Proceeding”); provided, however, the failure of the indemnitee to give such notices shall only relieve the indemnitor from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.  With respect to any Tax Proceeding relating to a Tax Period ending on or prior to the Closing Date, Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel) at its own expense; provided, however, that if the resolution of any portion of a Tax Proceeding would increase the Taxes of the Acquired Companies for a Tax Period after the Closing Date by more than $50,000, Sellers shall give written notice to Buyer, which shall be entitled to jointly control only the proceedings taken solely in connection with such portion of such Tax Proceeding.  Sellers and Buyer shall jointly control all proceedings taken in connection with any Tax Proceeding relating solely to Taxes of the Acquired Companies for a Straddle Period.  Buyer shall control at its own expense all proceedings with respect to any Tax Proceeding relating to a Tax Period beginning after the Closing Date.  A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Proceeding which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding without prejudice.  No Tax Proceeding in which Sellers and Buyer are entitled to jointly control all proceedings may be settled without the written consent of Buyer, such consent not to be unreasonably withheld or delayed.  Buyer, Sellers, the Acquired Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Proceeding in accordance with Section 8.2.6.

(f)                                    The parties shall satisfy their indemnity obligations pursuant to this Section 10.6 within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code) of the relevant Tax is made.

ARTICLE 11

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:

“Acquired Companies” means the Company and the Subsidiaries and their predecessors, collectively; and each of the Company and the Subsidiaries and their predecessors may be referred to individually as an “Acquired Company.”

“Acquisition Balance Sheet” is defined in Section 4.4.

“Adjusted EBITDA Amount” is defined in Schedule I.

An “Affiliate” of a specified Person means any other Person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Securities Purchase Agreement, as may be amended from time to time.

“Audited Financial Statements” is defined in Section 4.4.

“Audited June 30 EBITDA” means, with respect to the six-month period ended June 30, 2005, the consolidated earnings (excluding interest income) of the Acquired Companies before interest expense, income taxes, depreciation and amortization computed in accordance with GAAP consistently applied with the 2004 Audited Financial Statements, with such amount to be computed using the June 30 Audit; provided that Audited June 30 EBITDA shall not reflect any of the following:  (a) costs and expenses incurred by the Acquired Companies, Sellers and their respective affiliates related to the transactions contemplated by this Agreement, including, without limitation, costs and expenses associated with the June 30 Audit and the physical inventory conducted in connection therewith; (b) any differences between the use of straight-line rent expense rather than actual rent expense related to leases for the Louisville Branch 4001 and Lavergne Branch 4009; (c) gains or losses associated with the sale of assets (other than sales of inventory in the ordinary course of business); (d) costs associated with discontinued operations; (e) management fees paid to Brazos Private Equity Partners, LLC and its affiliates and outside director fees; (f) non-compete payments, severance costs and expenses for terminated employees expensed during the period; and (g) extraordinary gains or losses (as determined under GAAP).  Sellers’ Representative has previously provided to Buyer good faith estimates, as of the date of this Agreement, of the amounts described in clauses (c) and (f) of this definition.

“Base Purchase Price” is defined in Section 2.2(a).

“Beacon” means Beacon Roofing Supply, Inc.

“Beacon Registration Statement” means a registration statement meeting all the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder which is delivered to PWC for review not later than 5:00 p.m. on September 20, 2005 (provided that if the June 30 Audit has not been delivered by PWC to Beacon by September 15, 2005, then the September 20, 2005 deadline shall be extended by one additional day for each day after September 15, 2005 that passes until PWC delivers the June 30 Audit to Beacon), and which, immediately prior to filing, (a) incorporates any reasonable comments or changes thereto requested by PWC in connection with its review and (b) includes any auditor’s consents required to be included therein under section 23 of Item 601 of Regulation SK under the Securities Act of 1933 with respect to any financial statements of Beacon that are included or incorporated in such registration statement.

“Brazos Agreements” means each of (a) the Financial Advisory Agreement, dated as of July 31, 2002, by and among Shelter Distribution, Inc., SDI Acquisition Guarantor, Inc., the Company and Brazos Equity Advisors I, L.P. and (b) the Monitoring and Oversight Agreement, dated as of July 31, 2002, by and among Shelter Distribution, Inc., SDI Acquisition Guarantor, Inc., the Company and Brazos Equity Advisors I, L.P.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City, New York.

“Business” means any business, as conducted by the Acquired Companies on the date hereof, involving the distribution and sale of residential or non-residential roofing, siding and windows.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 10.1.

“Cash” means, as of any given time, the amount of cash and cash equivalents held by the Acquired Companies and shall include a deduction for outstanding checks issued by the Acquired Companies.

“Claim” means any claim, action, cause of action, suit, proceeding, debt, demand or liability of any kind.

“Closing” and “Closing Date” is defined in Article 7.

“Closing Balance Sheet” is defined in Section 2.5.1.

“Closing Cash” means the Cash as of 12:01 a.m. on the Closing Date minus any amounts paid by the Company at or immediately prior to the Closing pursuant to the terms of this Agreement (including any Company Transaction Expenses); provided that no amounts that are deducted from the Purchase Price pursuant to Section 2.2(c), (d) or (e) shall be subtracted from Closing Cash.

“Closing Certificate” is defined in Section 2.4.1.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing Date as reflected on the Final Adjustment Statement.

“Closing Purchase Price” is defined in Section 2.2.

“Closing Working Capital” is defined in Section 2.3.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Common Stock” is defined in Section 4.2.1.

“Company” is defined in the preamble of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or held for use by any of the Acquired Companies.

“Company Property” means all tangible assets and properties on the Closing Date that are owned by the Acquired Companies or primarily used or held for use by the Acquired Companies in the conduct of their business, of whatever kind and nature and wherever located.

“Company Transaction Expense Statement” is defined in Section 2.4.3.

“Company Transaction Expenses” is defined in Section 2.4.3.

“Computer Software” means all computer software, including source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto.

“Confidentiality Agreement” is defined in Section 8.1.5.

“Desktop Software” means any third party Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee, including software licensed by shrink wrap or click wrap licenses.

“Disclosure Schedule” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage,” and “Treatment” shall have the meaning assigned them under Environmental Laws but the terms shall be applied to all “Hazardous Materials” as herein defined, not merely “Hazardous Waste” as defined in 42 USC §§ 6903.

“Due Date” is defined in Schedule I.

“Earn-Out Calculation Date” is defined in Schedule I.

“Earn-Out Payment” is defined in Schedule I.

“Earn-Out Statement” is defined in Schedule I.

“EBITDA Shortfall” is defined in Section 2.2(a).

“Environmental Laws” means any Law, pertaining to the environment or the health or safety of the public or employees and the Release or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, Treatment,

Storage, transport or handling of Hazardous Materials, including, without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§ 6901  et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Acquired Companies pursuant to the foregoing, and all common law related to the environment including nuisances, trespassing and tort.

“Environmental Permits” is defined in Section 4.9(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrowed Funds” is defined in Section 2.7.

“Estimated Closing Cash” is defined in Section 2.4.1.

“Estimated Closing Working Capital” is defined in Section 2.4.1.

“Estimated Closing Indebtedness” is defined in Section 2.4.1.

“Estimated Purchase Price” is defined in Section 2.4.1.

“Event of Default” is defined in Schedule I.

“Excluded Taxes” is defined in Section 10.6.

“Final Adjustment Statement” is defined in Section 2.5.4.

“Final Calculations” is defined in Section 2.5.4.

“Final Closing Balance Sheet” is defined in Section 2.5.4.

“Final Post-Closing Adjustment” is defined in Section 2.5.4.

“Forest” is defined in Section 4.19(b).

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.

“Hazardous Material” means any chemical, substance, oil, waste, material, pollutant or contaminant the use, generation, handling, Storage, Disposal, Treatment or transportation of which is regulated under Environmental Laws, and even if not prohibited or limited by Environmental Laws; all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substance, including any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Leased Real Property or any other property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person, for (a) borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services (whether or not represented by a note), including in connection with any acquisitions of businesses and any earn-out and other contingent or similar payment obligations, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) all interest, fees and other expenses owed with respect to the Indebtedness referred to herein, including but not limited to, prepayment penalties, bankers’ acceptances, consent fees, (g) all indebtedness of third Persons of the types referred to herein which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase, assume or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, (h) indebtedness to equity or other security holders, including stockholders, payment obligations with respect to stock appreciation rights, phantom stock obligations and similar obligations, and (i) all obligations to pay bonuses or other forms of compensation to directors, officers, employees, consultants or agents in connection with the transactions contemplated by this Agreement (including pursuant to the Company’s 2005 executive earn out bonus plan and the June 30 Audit bonuses).  For purposes of clarity, no Company Transaction Expenses and no undrawn amounts (or contingent reimbursement obligations) under any outstanding letters of credit shall be deemed Indebtedness.  The calculation of Indebtedness shall not include any obligations of the Acquired Companies under or with respect to any outstanding checks issued by the Acquired Companies.  The amount of Indebtedness shall be increased or decreased, as the case may be, by the amount of the asset or liability created in connection with the breakage at Closing of the Acquired Companies’ interest rate swap arrangements.

“indemnitee” and “indemnitor” are defined in Section 10.4.

“Independent Accountants” is defined in Section 2.5.3.

“Institutional Holder” is defined in Section 4.24.

“Intellectual Property” means any of the following:  (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, and (e) material computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof.

“Interim Financial Statement” is defined in Section 4.4.

“Inventory” is defined in Section 4.13.

“June 30 Audit” means the consolidated financial statements of the Acquired Companies for the six-month period ended June 30, 2005, audited by PWC and containing the report of PWC thereon which report shall be without qualification.

“Law” means all federal, state, regional, local or foreign laws, including statutes, ordinances, codes, rules, regulations, order, decrees and arbitration awards.

“Leased Real Property” is defined in Section 4.11.2.

“Leases” is defined in Section 4.11.2.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any Claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any Claims for indemnification shall specifically exclude punitive, exemplary, consequential, expectation, lost profits or any similar type damages.

“Material Adverse Effect” means a material adverse effect or change on the business, condition (financial or otherwise), assets, operations, liabilities, or results of operations of the Acquired Companies, taken as a whole; provided, however, “Material Adverse Effect” shall not include (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industries generally; (b) changes in stock markets, credit markets, Tax rates or implementation of new Taxes, interest rates, exchange rates or other matters, in each case affecting the economy or the Acquired Companies’ industries, generally; (c) effects or changes related to or resulting from the enactment or implementation of any new Law; (d) effects or changes related to or resulting from any event as to which Buyer has provided written consent hereunder; or (e) effects or changes related to or resulting from the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Acquired Companies).

“Material Contracts” is defined in Section 4.15.

“Measurement Period” is defined in Schedule I.

“New Plans” is defined in Section 8.2.10.

“Non-Compete Agreement” means the non-competition and confidentiality agreement substantially in the form of Exhibit B hereto.

“Notice of Disagreement” is defined in Schedule I.

“Old Plans” is defined in Section 8.2.10.

“Optionholder” is defined in Section 4.2.1.

“Optionholders’ Payment” is defined in Section 2.2.

“Pay-Off Documents” is defined in Section 2.4.

“Per Diem Taxes” is defined in Section 10.6(c)(i).

“Permits” is defined in Section 4.10.

“Permitted Liens” means (a) Liens reserved against in the Audited Financial Statements or Interim Financial Statements or disclosed in the notes thereto, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and under which the Acquired Companies are not in default, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Acquired Companies are not in default, (d) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (e) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted, (f) leases, subleases and similar agreements set forth on the Disclosure Schedules, (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property, and (h) (i) zoning, building and other similar restrictions imposed by applicable Laws, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Post-Closing Tax Period”  means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” is defined in Section 8.1.1.

“Pre-Closing Tax Period means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preliminary Adjustment Statement” is defined in Section 2.5.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.5.1.

“Purchase Price” is defined in Section 2.2.

“PWC” means PriceWaterhouseCoopers LLP.

“PWC Consent” means the consent of PWC required under section 23 of Item 601 of Regulation SK under the Securities Act of 1933 for the inclusion of the Audited Financial Statements and the June 30 Audit and the reports of PWC thereon in a Beacon Registration Statement.

“Receivables” is defined in Section 4.12.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Wastes or pollutant or contaminant).

“Securities” is defined in the Recitals to this Agreement.

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Indemnitees” is defined in Section 10.3.

“Seller Taxes” is defined in Section 10.6.

“Sellers’ Account” is defined in Section 2.4.1.

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Sellers’ Respective Securities” is defined in Section 2.1.

“Separate Covenant” is defined in Section 10.1.

“Separation Agreement” means that certain Separation Agreement of even date herewith by and among Ron Ross, the Company and Shelter Distribution, Inc.

“Shares” is defined in Section 4.2.

“Significant Customer” is defined in Section 4.19.

“Significant Supplier” is defined in Section 4.19.

“Special Indemnity” is defined in Section 10.1.

“Stock Options” is defined in Section 4.2.1.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement among certain Sellers and the Company, dated as of January 17, 2003.

“Straddle Period” means any Tax Period that includes but does not end on the Closing Date.

“Subsidiaries” is defined in the Recitals to this Agreement.

“Tax Authority” means any governmental entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Breaches” means any breach or nonperformance by Sellers of their obligations under Section 8.2.6 or Section 10.6.

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or, in the case of Taxes other than Income Taxes, a Tax is required to be paid.

“Tax Proceeding” is defined in Section 10.6.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes, including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority (domestic or foreign), penalties and interest, and any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined or unitary group or otherwise.

“Third-Party Claim” is defined in Section 10.5.

“To the Company’s Knowledge” means within the actual knowledge of Ron Ross, Gary Swan , Tom Miller, Jeff Fronterhouse, Dan Tinker, Tim Hanks, or John Bradberry.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Warrant” is defined in Section 4.2.1.

“Warrantholder” is defined in Section 4.2.1.

“Working Capital” is defined in Section 2.3.1.

“Working Capital Target” is defined in Section 2.3.3.

ARTICLE 12

Construction; Miscellaneous Provisions

12.1                           Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)                                  If to Buyer, to:

Beacon Sales Acquisition, Inc.

One Lakeland Park Drive

Peabody, MA 01960

Attention: Robert R. Buck and David R. Grace

Facsimile Number: 978-535-7378

With a copy to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois, 60606, facsimile

Attention: Jeffrey N. Smith and Jon K. Jurva

Facsimile Number: 312-258-5600

(b)                                 If to Sellers’ Representative, Sellers or to any Seller, to Sellers’ Representative, Sellers or such Seller in care of:

Brazos Private Equity Partners, LLC

300 Crescent Court, Suite 1740

Dallas, Texas  75201

Attention:  Jeff S. Fronterhouse

Telecopy Number:  (214) 756-6505

With a copy to (prior to Closing):

Shelter Distribution, Inc.
1602 Lavon Drive
McKinney, Texas  75069
Attention:  Ron R. Ross

Telecopy Number:  (972) 369-8040

With a copy to:

Vinson & Elkins L.L.P.

3700 Trammell Crow Center
2001 Ross Avenue

Dallas, Texas  75201-2975

Attention:  Mark Early

Telecopy Number:  (214) 999-7895

and/or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed.

12.2                           Entire Agreement.  This Agreement, the Confidentiality Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

12.3                           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Buyer and Sellers’ Representative and, prior to the Closing, the Company.  In addition, any failure of a Person to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.4                           WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF

ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.5                           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller, and the respective successors and permitted assigns of Buyer and of each Seller.

12.6                           Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.7                           Number and Gender; Inclusion; Documents Provided, Delivered or Made Available.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”  In every place where this Agreement states that documents or information have been provided, delivered or made available to Buyer, the inclusion of such documents or information on the Company’s “z” drive (to which Buyer was granted access) shall be deemed to constitute such documents or information having been provided, delivered or made available to Buyer in accordance with this Agreement.

12.8                           Counterparts, Facsimile and Electronic Signatures.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature, including execution and delivery of the Agreement by electronic exchange bearing the copies of a party’s signature, shall be deemed an original for purposes of this Agreement.

12.9                           Third Parties.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

12.10                     Schedules and Exhibits.  The schedules and exhibits (including the Disclosure Schedule) referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties to the extent that the disclosure is clearly applicable on the face of such item to such other Schedule and such other representations and warranties.  Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this

Agreement.  All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such schedules and exhibits.

12.11                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

12.12                     No Assignments.  No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

12.13                     Sellers’ Representative.  By execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Brazos Private Equity Partners, LLC as the true and lawful agent and attorney-in-fact of such Seller with full authority and power of substitution to act in the name, place and stead of such Seller, its successors and assigns as Sellers’ Representative with respect to all matters relating to that Agreement and the transactions contemplated hereby.  Sellers’ Representative is hereby authorized by each Seller to execute any and all instruments or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at and following the Closing.  Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative, (b) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, and (c) take all actions necessary or desirable in connection with the defense or settlement of any indemnification Claims pursuant to Article 10 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification Claims made hereunder.  Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder.  All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so.  Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct.  Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement and the Escrow Agreement, other than for harm directly caused by an act of willful misconduct.  Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing.  Buyer shall be entitled conclusively and absolutely to rely, without inquiry, upon any action of Sellers’ Representative as the action of each Seller in all matters referred to in this Section 12.13.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, Buyer, the Company, Sellers’ Representative and Sellers have executed and delivered this Stock Purchase Agreement, or have caused this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

BEACON SALES ACQUISITION, INC.

By:	/s/ Robert R. Buck
Name:	Robert R. Buck
Title:	CEO & President

THE COMPANY:

SDI HOLDING, INC.

By:	/s/ David Mann
Name:	David Mann
Title:	VP & Secretary

SELLERS’ REPRESENTATIVE:

BRAZOS PRIVATE EQUITY PARTNERS, LLC

By:	/s/ Jeff S. Frotnerhouse
Name:	Jeff S. Frotnerhouse
Title:

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

SELLERS:

BRAZOS EQUITY FUND, L.P.

By:	Brazos GP Partners, LLC,
its General Partner

By:	/s/ Jeff S. Frotnerhouse
Name:	Jeff S. Frotnerhouse
Title:

BRAZOS EQUITY FUND I-B, L.P.

By:	Brazos Equity Fund GP, L.P.,
its General Partner

By:	Brazos GP Partners, LLC,
its General Partner

By:	/s/ Jeff S. Frotnerhouse
Name:	Jeff S. Frotnerhouse
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc.,
as Investment Adviser

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Managing Director

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Managing Director

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

MASSMUTUAL CORPORATE INVESTORS

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Vice President

TOWER SQUARE CAPITAL PARTNERS, L.P.

By:	Babson Capital Management LLC,
as Investment Manager

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Managing Director

TSCP SELECTIVE, L.P.

By:	Babson Capital Management LLC,
as Investment Manager

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Managing Director

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC,
as Investment Sub-Adviser

By:	/s/ Michael P. Hermsen
Name:	Michael P. Hermsen
Title:	Managing Director

/s/ John Bradberry
John Bradberry

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

JOHNNY BRADBERRY IRA
FIDELITY MANAGEMENT TRUST CO., CUSTODIAN

By:	/s/ John Bradberry
Name:	John Bradberry

/s/ Fred Franklin
Fred Franklin

FISERVE TRUST COMPANY
TTEE FBO FRED FRANKLIN

By:	/s/ Fred Franklin
Name:	Fred Franklin
Title:	Trustee

/s/ Lamar K. Gilbert
Lamar K. Gilbert

/s/ Paul Haefcke, Jr.
Paul Haefcke, Jr.

/s/ Timothy C. Hanks
Timothy C. Hanks

/s/ Jeff L. Hull
Jeff L. Hull

/s/ Rick Kelley
Rick Kelley

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

/s/ Chad A. Massie
Chad A. Massie

/s/ Thomas R. Miller
Thomas R. Miller

FISERVE TRUST COMPANY
TTEE FBO THOMAS R. MILLER

By:	/s/ Thomas R. Miller
Name:	Thomas R. Miller
Title:	Trustee

/s/ Raymond J. Paulin, Jr.
Raymond J. Paulin, Jr.

/s/ Dennis H. Peel
Dennis H. Peel

/s/ Ronald R. Ross
Ronald R. Ross

RONALD R. ROSS
SSB IRA ROLLOVER CUSTODIAN

By:	/s/ Ronald R. Ross
Name:	Ronald R. Ross
Title:	Custodian

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

/s/ Garold E. Swan
Garold E. Swan

/s/ Daniel R. Tinker
Daniel R. Tinker

JEAN B. TISKO TRUST

By:	/s/ Anthony Tisko
Name:	Anthony Tisko
Title:	Trustee

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

SCHEDULE I

EARN-OUT PAYMENT

This Schedule I sets forth the terms of calculation and payment of the Earn-Out Payment, which the parties intend to be based on the performance of the Acquired Companies as if operated throughout the Measurement Period (as defined below) on a stand-alone basis.

1.                                       Contingent Earn-Out Payment.  Subject to the terms and conditions set forth in this Schedule I, Buyer shall make a cash payment to Sellers by means of a wire transfer of immediately available funds to Sellers’ Account, such payment to be made following the conclusion of the twelve-month period ending on December 31, 2005 (the “Earn-Out Calculation Date”, such twelve-month period being referred to herein as the “Measurement Period”, and such payment being referred to herein as the “Earn-Out Payment”) in accordance with Section 6 hereof.  The amount of the Earn-Out Payment shall be:

(a)                                  If (i) the Base Purchase Price is equal to $152.5 million, or (ii) if the Base Purchase Price is less than $152.5 million and the Adjusted EBITDA Amount (as defined below) is greater than or equal to the Low EBITDA Target (calculated pursuant to Annex A to this Schedule I), an amount equal to:

(A)                              $10.0 million if the Adjusted EBITDA Amount is greater than or equal to the High EBITDA Target (calculated pursuant to Annex A to this Schedule I), and zero if the Adjusted EBITDA Amount is less than the Low EBITDA Target; provided that, the Earn-Out Payment payable under this clause (A) shall be ratably reduced to the extent that the Adjusted EBITDA Amount is less than the High EBITDA Target but greater than or equal to the Low EBITDA Target (by way of example, if the High EBITDA Target is $22 million, the Low EBITDA Target is $18 million and the Adjusted EBITDA Amount is $20.0 million, then the Earn-Out Payment payable under this clause (A) shall be reduced by 50% and shall be $5.0 million; and if the Adjusted EBITDA Amount is $17.8 million, then no Earn-Out Payment is due under this clause (A)), plus

(B)                                if the Base Purchase Price is less than $152.5 million and the Adjusted EBITDA Amount is greater than or equal to the Low EBITDA Target, an amount equal to the difference of (x) $152.5 million minus (y) the Base Purchase Price.

(b)                                 If the Base Purchase Price is less than $152.5 million and the Adjusted EBITDA Amount is less than the Low EBITDA Target, an amount (if a positive number) equal to the difference of (i) the product of (A) the Adjusted EBITDA Amount multiplied by (B) $152.5 million divided by Low EBITDA Target, minus (ii) the Base Purchase Price.

(c)                                  The amount of the Earn-Out Payment shall be reduced by any amounts earned under the Acquired Companies’ 2005 Executive Earnout Bonus Plan based upon the Adjusted EBITDA Amount and such amounts shall be paid to the applicable executives by the Acquired Companies.

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2.                                       Adjusted EBITDA Amount Calculation and Covenants.  “Adjusted EBITDA Amount” means, with respect to the Measurement Period, the consolidated earnings of the Acquired Companies before interest expense, interest income, income taxes, depreciation and amortization determined in accordance with GAAP consistently applied with the 2004 Audited Financial Statements and in accordance with the Statement of Accounting Principles attached as Schedule 2.5 to the Agreement; provided, however, that in the event that PWC, in preparing the June 30 Audit, shall require any material modification by the Acquired Companies with respect to their reserves or allowances for bad debt or inventory, then the reserves and/or allowances for bad debt and/or inventory for the Adjusted EBITDA Amount shall be computed in accordance with GAAP, on a basis consistent with the June 30 Audit.  Notwithstanding the foregoing, the Adjusted EBITDA Amount shall not reflect any of the following:

(a)                                  incremental expenses caused by Buyer to be implemented or incurred post-Closing, including, without limitation:

(i)                                     increased expenses associated with benefit plans, including as a result of implementation of Buyer’s benefit plans;

(ii)                                  increased insurance costs;

(iii)                               relocation costs;

(iv)                              charges related to the closure of any of the Acquired Companies’ facilities; and

(v)                                 third party consulting fees, it being understood that the continuation of any third party consulting fees currently incurred by the Acquired Companies shall not be deemed an incremental expense incurred by Buyer;

(b)                                   expense reductions caused by Buyer to be implemented or incurred post-Closing (provided, however, that Sellers shall receive the benefit of any expense reductions that relate to or result from business programs or plans implemented by the Acquired Companies prior to the Closing) with respect to:

(i)                                      benefit plans, including as a result of implementation of Buyer’s benefit plans; and

(ii)                                   insurance costs.

(c)                                  intercompany expenses, other than expenses incurred on an arm’s length basis that replace existing expense items in the Budget attached as Annex B to this Schedule I (the “Budget”), provided that any such expense shall not exceed the amount included in the Budget (e.g., if Buyer uses Buyer’s in-house staff to perform functions previously out-sourced and allocates the costs for such staff to the Acquired Companies, then, for purposes of calculating the Adjusted EBITDA Amount, the amount of the allocation together with any amounts actually incurred shall not exceed the budgeted amount);

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(d)                                 costs and expenses incurred by the Acquired Companies, Buyer, Seller and their respective affiliates related to the transactions contemplated by the Agreement, including, without limitation, costs and expenses associated with the June 30 Audit and the physical inventory conducted in connection therewith and the cost of the additional directors’ and officers’ insurance purchased pursuant to Section 8.2.4 of the Agreement;

(e)                                  non-compete payments, severance costs and expenses expensed for terminated individuals during the Measurement Period;

(f)                                    management fees paid to Brazos Private Equity Partners, LLC or its affiliates from January 1, 2005 through the Closing Date and outside director fees paid from January 1, 2005 through the Closing Date;

(g)                                 stock and equity compensation expenses;

(h)                                 extraordinary gains or losses (as determined under GAAP);

(i)                                     one-time non-recurring items that are unrelated to the ongoing business of the Acquired Companies;

(j)                                     gains or losses associated with the sale of assets (other than sales of inventory in the ordinary course of business);

(k)                                  effects of adjustments required by purchase accounting;

(l)                                     any differences between the use of straight-line rent expense rather than actual rent expense related to leases for the Louisville Branch 4001 and Lavergne Branch 4009; or

(m)                               costs associated with discontinued operations.

In addition, following the Closing:  Buyer and the Acquired Companies shall maintain separate books and records of the Acquired Companies throughout the Measurement Period; any changes in accounting principles, policies and practices (including relating to allowances for doubtful accounts, vendor rebates and slow moving and obsolete inventory) from those utilized in the preparation of the 2004 Audited Financial Statements and in accordance with the Statement of Accounting Principles attached as Schedule 2.5 to the Agreement with respect to the Acquired Companies after Closing shall not be permitted to reduce the Adjusted EBITDA Amount; provided, however, that in the event that PWC, in preparing the June 30 Audit, shall require any material modification by the Acquired Companies with respect to their reserves or allowances for bad debt or inventory, then the reserves and/or allowances for bad debt and/or inventory for the Adjusted EBITDA Amount shall be computed in accordance with GAAP, on a basis consistent with the June 30 Audit; all bonus and compensation of the employees of the Acquired Companies shall be determined on a basis consistent with the bonus and compensation plans and programs of the Acquired Companies in effect on the Closing Date; Buyer and the Acquired Companies shall not divert any customer sales opportunities belonging to the Acquired Companies to Buyer or any Affiliate thereof so that such opportunities are not reflected in the Adjusted EBITDA Amount; no products of the Acquired Companies will be sold to Buyer or any of its Affiliates at rates less favorable to the Acquired Companies than would be the case with

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unrelated Persons in arm’s length transactions; no products or services will be purchased by the Acquired Companies at rates less favorable to the Acquired Companies than would be the case with unrelated Persons in arm’s length transactions; if Buyer and the Acquired Companies shall close or consolidate any facility during the Measurement Period, then the Adjusted EBITDA Amount shall be calculated without regard to such facility’s operating results for the remainder of the Measurement Period, and the High EBITDA Target and the Low EBITDA Target shall be reduced by an amount equal to such facility’s budgeted operating results set forth in the Budget for the remainder of the Measurement Period; if the employment agreement of any of John Bradberry, Dan Tinker or Tim Hanks is terminated “without Cause” (as defined in such agreements) or if any of John Bradberry, Dan Tinker or Tim Hanks terminates his employment agreement for “Good Reason” (as defined, and in accordance with the procedures set forth in, such agreements), then the Adjusted EBITDA Amount shall be calculated without regard to such terminated employee’s region’s operating results for the remainder of the Measurement Period and the High EBITDA Target and the Low EBITDA Target shall be reduced by an amount equal to such region’s budgeted operating results set forth in the Budget for the remainder of the Measurement Period; and Buyer and its Affiliates shall take no action outside the ordinary course of business of the Acquired Companies that is intended to impede payment of the Earn Out Payment.

3.                                       Monthly Financials and Earn-Out Statement.  Buyer shall cause to be prepared and delivered to Sellers’ Representative within thirty (30) days of the end of each month during the Measurement Period monthly financial statements for the Acquired Companies prepared in a form consistent with the Acquired Companies’ practices prior to Closing.  Buyer shall cause to be prepared and delivered to Sellers’ Representative within sixty (60) days following the Earn-Out Calculation Date a statement (the “Earn-Out Statement”) presenting:  (a) all of the components of the calculation used to determine the Adjusted EBITDA Amount, (b) a calculation indicating whether or not an Earn-Out Payment is due and (c) if applicable, the amount of such Earn-Out Payment.

4.                                       Sellers’ Right of Examination.  Sellers’ Representative shall have thirty (30) days after receipt of the Earn-Out Statement in which it may examine the calculation, its components and such underlying records and workpapers as are reasonably necessary and appropriate.  Buyer shall cooperate fully and promptly with Sellers’ Representative in such examination and Buyer shall promptly make available to Sellers’ Representative any reasonably relevant records under Buyer’s reasonable control requested by Sellers’ Representative in connection with such examination by the Seller’s Representative.  On or before the conclusion of such thirty (30) day period, Sellers’ Representative shall either accept the Earn-Out Statement as final or provide Buyer with all proposed adjustments to the Earn-Out Statement, presenting the various components thereof and the calculation thereof (a “Notice of Disagreement”).

5.                                       Good Faith Negotiation; Dispute Resolution.  If the Notice of Disagreement is timely delivered, the parties shall, for a period of fifteen (15) days thereafter, negotiate reasonably and in good faith to resolve in writing the matters in dispute giving rise to the Notice of Disagreement.  If, after such fifteen (15) day period, the parties are unable to resolve such matters, then either of the parties may submit the dispute to the Independent Accountants (with such accounting firm to be selected in accordance with the Agreement).  Notwithstanding anything in this Schedule I to the contrary, if a Notice of Disagreement has been timely delivered

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with respect to any payment to be made under this Agreement, and the dispute has not been resolved within fifteen (15) days after the delivery of the Notice of Disagreement, the amount not in dispute shall be paid not later than twenty (20) days following the delivery of the Notice of Disagreement.  The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Earn-Out Payment within fifteen (15) days after such submission or such longer period as the Independent Accountants may reasonably require but in no event later than forty-five (45) days after such submission, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates.  Buyer and Sellers’ Representative shall each make readily available to the Independent Accountants all relevant work papers and books and records relating to the Acquired Companies as are requested by the Independent Accountants and shall use commercially reasonable efforts to cooperate with the Independent Accountants in resolving any disputed matters.  The fees and disbursements of the Independent Accountants shall be allocated between the Sellers and the Buyer so that the Sellers’ share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Sellers (as determined by the Independent Accountants) and the denominator of which is the total amount of such disputed items so submitted.

6.                                       Date of Payment.  If Sellers’ Representative accepts the Earn-Out Statement or if Sellers’ Representative does not provide the Notice of Disagreement within the required thirty (30) day period, the Earn-Out Payment shall become final and any obligation to make a payment under this Agreement resulting from the calculation set forth therein shall be due and payable by wire transfer in immediately available funds within five (5) days of the end of such thirty (30) day period.  If Sellers’ Representative provides a Notice of Disagreement within the required thirty (30) day period, then the Earn-Out Payment shall become final and any obligation to make a payment under this Agreement resulting from the calculation set forth therein shall be due and payable by wire transfer in immediately available funds within five (5) days after the mutual acceptance of the Earn-Out Statement by Buyer and Sellers’ Representative with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer or the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report and their determination of all disputed matters submitted to them regarding the Earn-Out Statement.  The date when payment is due pursuant to the terms of this paragraph 6 is referred to herein as the “Due Date.”

7.                                       Interest.  In the event an Earn-Out Payment is not paid by the Due Date, such Earn-Out Payment shall accrue interest from the Due Date until such Earn-Out Payment is made at an interest rate equal to eight percent (8%) per annum for the period from the Due Date to the date of the payment calculated on the basis of a 365 day year and the actual number of days elapsed.

8.                                       Events of Default.  If any of the Acquired Companies shall at any time (a) between the Closing Date and the Earn-Out Calculation Date:  (i) merge or consolidate with or into another person (other than a merger where the Acquired Companies are the only constituent parties), (ii) dissolve, terminate, liquidate or sell all or substantially all of its properties and assets to any other person, (iii) have an order for relief entered involuntarily against it under applicable bankruptcy laws, (iv) make an assignment for the general benefit of its creditors, (v) apply for, seek, consent

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to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, or (v) file a petition seeking relief under applicable bankruptcy laws or (b) between the Closing Date and November 15, 2005, take any action to implement a technology systems integration or conversion with respect to the Acquired Companies and Buyer or its Affiliates; provided, however, that Buyer or its Affiliates will be permitted to commence mapping data files for financial reporting, such mapping to involve the Acquired Companies’ corporate IT staff and limited personnel involved in inventory control, accounts receivable, accounts payable and other personnel involved in maintenance of master files, such actions not to distract the regional and branch personnel from their day-to-day responsibilities (each of the items in (a) and (b) above, an “Event of Default”); provided, further, however, that a breach of clause (b) above shall not be deemed to have occurred unless written notice of the action claimed to constitute the breach shall be given by Seller’s Representative to Buyer and such action shall not cease within three (3) Business Days following Buyer’s receipt of such written notice.  Within three (3) Business Days following the occurrence of an Event of Default set forth in clause (a) above, and not later than January 6, 2006 if an Event of Default set forth in clause (b) above shall occur, Buyer shall pay to Sellers’ Account an amount in cash equal to (i) if the Base Purchase Price is $152.5 million, $10.0 million, or (ii) if the Base Purchase Price is less than $152.5 million, the sum of (A) $10.0 million plus (B) the difference of (x) $152.5 million minus (y) the Base Purchase Price.

9.                                       Further Actions and Assurances.  Buyer and Sellers shall execute and deliver any and all documents, and shall cause all other action to be taken which may be necessary or proper to effect or evidence the provisions of this Schedule I and the transactions contemplated hereby.

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ANNEX A

CALCULATION OF LOW EBITDA TARGET AND HIGH EBITDA TARGET

The Low EBITDA Target will be an amount equal to the sum of (a) $17.5 million plus (b) the sum of the Monthly Adjustment Amounts for each whole or partial month during the period beginning on the day after the Closing Date through the Earn-Out Calculation Date (the “Post-Closing Measurement Period”).  The High EBITDA Target will be an amount equal to the sum of (b) $21.5 million plus (b) the sum of the Monthly Adjustment Amounts for each whole or partial month during the Post-Closing Measurement Period.  “Monthly Adjustment Amount” means, with respect to each whole or partial month during Post-Closing Measurement Period, an amount equal to the product of (a) the number of days in such month that occur during the Post-Closing Measurement Period multiplied by (b) the Per Diem Amount set forth in the chart below for such month.

Month	Per Diem Amount

August	$2,802

September	$2,826

October	$2,668

November	$2,826

December	$2,735

By way of example, if the Closing Date is September 15, then (a) the Low EBITDA Target would be an amount equal to $17,794,663, which is an amount equal to the sum of (i) $17.5 million plus (ii) the sum of $42,390 (September) plus $82,708 (October) plus $84,780 (November) plus $84,785 (December), and (b) the High EBITDA Target would be an amount equal to $21,794,663, which is an amount equal to the sum of (i) $21.5 million plus (ii) the sum of $42,390 (September) plus $82,708 (October) plus $84,780 (November) plus $84,785 (December).

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ANNEX B

BUDGET

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